UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_________________________
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ANI PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ANI Pharmaceuticals, Inc.
210 Main Street West
Baudette, Minnesota 56623
(218) 634-3500
April 5, 2024
Dear Fellow Stockholders:
Over the past several years, ANI has successfully executed on its purpose to “Serve Patients, Improve Lives,” while also growing revenue at a 35% compounded annual growth rate since 2021.
I am grateful to the entire ANI team, whose hard work and dedication contributed to our record performance in 2023. We posted $486.8 million in total revenue for the year, an increase of 54% over 2022. Adjusted non-GAAP EBITDA was a record $133.8 million, up 140% year-over-year, and adjusted non-GAAP earnings per share was $4.71, an increase of 247% from 2022. We generated $119.0 million in cash from operations, resulting in a strong balance sheet to support ANI’s key revenue growth drivers—our Rare Disease business and our Generics business—and with our Established Brands business continuing to deliver consistently over time.

Rare Disease – Driving Current and Future Growth
Our lead Rare Disease asset, Purified Cortrophin® Gel (“Cortrophin Gel”), continued its positive launch trajectory with reported net sales of $112.1 million in 2023, a year-over-year increase of 169%. Indeed, the launch momentum for Cortrophin Gel accelerated throughout 2023 as our Rare Disease team drove sequential growth in new cases initiated, new patient starts, and new unique prescribers in each quarter. Cortrophin Gel demand growth continued across our core therapeutic areas of rheumatology, neurology, and nephrology, and our launch into pulmonology quickly gained traction. In October, we also launched a new 1 mL vial size of Cortrophin Gel for the treatment of acute gouty arthritis flares; Cortrophin Gel is the only adrenocorticotropic hormone (ACTH) product with this indication.
Our Rare Disease team also helped build awareness and drive expansion of the overall ACTH market, which grew 15% in terms of unit volume in 2023 as compared to 2022, according to IQVIA. While the number of patients being treated with ACTH therapy in the U.S. remains lower today than it was several years ago, the category has experienced seven consecutive quarters of year-over-year growth since the launch of Cortrophin Gel in the first quarter of 2022, and the outlook for the category remains robust.
With our patient-first focus, we are also working to enhance support and remove challenges for patients starting ACTH therapy and their healthcare providers. To that end, we are investing in both R&D and medical affairs to support the patient journey.

Strength in Generics and Established Brands
Our Generics business also performed well in 2023. We delivered 11 new product launches, filed 20 new products with the FDA, and supplied over 1.5 billion doses of therapeutics to patients in need. All of this was accomplished while maintaining a stellar compliance track record with successful FDA audits across all of our sites in 2022 and 2023. We are proud of these achievements and believe our Generics business will remain a trusted and reliable partner of choice for our customers.
One of the hallmarks of our Generics business is our diverse portfolio. ANI has more than 100 product families that accounted for sales of nearly $270 million in 2023, with our largest product accounting for approximately 3% of total company revenues and approximately 6% of generics revenues.
Our Established Brands business generated strong revenue growth in 2023, benefiting in part from supply tailwinds. As our highest gross margin business and a strong cash flow generator, Established Brands is an important component of our diversified revenue base.

Looking Ahead
I'm proud of what our team accomplished in 2023, and we are optimistic about 2024. We expect our Rare Disease business to be our largest revenue growth driver in 2024 and going forward. Cortrophin Gel is still early in its launch, and we see significant room for share growth in both current and new therapeutic areas. We believe that we have the right team in place to capture the full value of this very important asset.
In addition, having built a strong Rare Disease platform, we are looking for opportunities to increase its scope and scale and are actively exploring options to expand our portfolio through M&A and/or in-licensing. We are also evaluating assets that can leverage the rest of our Rare Disease platform, which includes specialty pharmacy, distribution, market access, and medical affairs. Thoughtful target selection and rigorous diligence are fundamental to our mission, and we remain committed to being intentional in finding the most beneficial transaction for ANI and its stakeholders.
We expect another solid year for our Generics business as we leverage our high-performance R&D team, operational excellence, and U.S.-based manufacturing footprint to drive high single-digit to low double-digit revenue growth. Established Brands will continue to generate cash while addressing patient needs through reliability of supply, a unique set of commercial capabilities, and opportunistic business development to expand the portfolio. The high gross margins and strong cash flow from this business complement and strengthen the overall ANI portfolio.
We look forward to continuing this great momentum and remain focused on making critical investments to fuel growth.
We remain steadfastly committed to our core values: Patient First, Teamwork, Innovation, Integrity & Compliance, Accountability & Transparency, and Commitment to Excellence. I’d like to thank our entire ANI ecosystem—our employees, partners, patients, providers, and shareholders—for your ongoing support of ANI. Together, we can continue to “Serve Patients, Improve Lives.”

Sincerely,

Nikhil Lalwani
Chief Executive Officer

The Board of Directors unanimously recommends that our stockholders vote “FOR” all of the proposals presented in the Proxy Statement.
Your vote is very important. Even if you plan to attend the Annual Meeting, if you are a stockholder of record of Common Stock, Series A Preferred Stock or Class C Special Stock, please submit your proxy by Internet, mail or telephone as soon as possible to make sure that your shares are represented at the Annual Meeting, or you may submit your proxy at the Annual Meeting. If you hold your shares of Common Stock, Series A Preferred Stock or Class C Special Stock in “street name” through a bank, broker or other nominee, you must vote in accordance with the voting instructions provided to you by such bank, broker or other nominee, which include instructions for voting by Internet or telephone.
Forward-Looking Statements
In this communication we have made certain forward-looking statements within the meaning of the federal securities laws. These statements are based on management’s estimates and assumptions and are subject to risks and uncertainties. Such statements include, but are not limited to, statements about the Company’s corporate strategy, growth strategy, future plans, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that it will achieve its expectations.

ANI Pharmaceuticals, Inc.
210 Main Street West
Baudette, Minnesota 56623
(218) 634-3500
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, May 21, 2024, 9:00 A.M. (Eastern Time)
Virtual Meeting Only — No Physical Meeting Location

TIME AND DATE	9:00 A.M. Eastern Time on Tuesday, May 21, 2024, virtual
PLACE	www.virtualshareholdermeeting.com/ANIP2024
AGENDA
•Elect the eight director nominees named in the Proxy Statement
•Ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2024
•Advisory vote to approve the compensation of the Company’s named executive officers
•Approve the Company's Amended and Restated 2022 Stock Incentive Plan
•Transact such other business as may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 27, 2024
The Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) will be held as a virtual-only meeting on Tuesday, May 21, 2024 at 9:00 A.M. Eastern Time. We have adopted a virtual format for the Annual Meeting to provide a safe, consistent and convenient experience to all shareholders regardless of location. You will be able to attend the meeting, submit your questions and comments during the meeting, and vote your shares at the meeting by visiting www.virtualshareholdermeeting.com/ANIP2024.
The platform for the virtual Annual Meeting includes functionality that affords validated stockholders the same meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log into the virtual Annual Meeting are provided in the accompanying Proxy Statement.
Only holders of the Company’s Series A Convertible Preferred Stock, Common Stock and Class C Special Stock of record as of March 27, 2024 are entitled to notice of and to vote at the Annual Meeting.
Your vote is very important. Regardless of whether you plan to attend the virtual Annual Meeting, please promptly vote your shares. You may vote your shares over the Internet or via a toll-free telephone number. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section titled “Voting Methods” on page 5 of the Proxy Statement.
It remains very important that your shares are represented and voted at the Annual Meeting. We therefore strongly encourage you to vote in advance of the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2024.

THE NOTICE OF THE 2024 ANNUAL MEETING, THE 2024 PROXY STATEMENT AND THE 2023 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.PROXYVOTE.COM.

By Order of the Board of Directors,

Meredith W. Cook
Senior Vice President, General Counsel and Corporate Secretary
Princeton, New Jersey
April 5, 2024

i

ANI Pharmaceuticals, Inc.
210 Main Street West
Baudette, Minnesota 56623
(218) 634-3500
________________________
PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 A.M. Eastern Time
on Tuesday, May 21, 2024
________________________
Our Board of Directors (the “Board”) solicits your proxy for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the Annual Meeting for the matters set forth in “Notice of 2024 Annual Meeting of Stockholders.” The Annual Meeting will be held virtually on Tuesday, May 21, 2024 at 9:00 A.M. Eastern Time at www.virtualshareholdermeeting.com/ANIP2024. This Proxy Statement is being made available to holders of the Company’s Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”),the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”) and the Company’s Class C Special Stock, $0.0001 par value per share (the “Class C Special Stock” and the holders of the Series A Preferred Stock, the Common Stock and the Class C Special Stock together, the “Stockholders”) beginning on April 5, 2024.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Record Date	March 27, 2024

Quorum Requirement	Holders of at least one-third of the outstanding shares of the Company’s capital stock issued and outstanding and entitled to vote on the record date must be present at the Annual Meeting or represented by proxy. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Voting Shares Outstanding on the Record Date
25,000 shares of Series A Preferred Stock, 20,980,307 shares of Common Stock and 10,864 shares of Class C Special Stock outstanding as of March 27, 2024. The 25,000 shares of Series A Preferred Stock outstanding as of March 27, 2024 are entitled to cast an aggregate of 610,413 votes. The 20,980,307 shares of Common Stock and 10,864 shares of Class C Special Stock outstanding as of March 27, 2024 are entitled to cast an aggregate of 20,991,171 votes, which is one vote per share.

Voting by Proxy Voting at the Meeting
Internet, telephone, or mail: We encourage Stockholders to vote in advance of the Annual Meeting, even if they plan to access the Annual Meeting virtually. In order to vote in advance, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on May 20, 2024. Stockholders can vote during the Annual Meeting, using the Internet. Beneficial holders who wish to vote during the Annual Meeting must obtain a valid legal proxy and control number from their broker, bank, or other nominee prior to the date of the Annual Meeting giving them the right to vote the shares. Voting by a Stockholder during the Annual Meeting will replace any previous votes.

Changing Your Vote	If you have given your proxy and later wish to revoke it, you may do so at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Secretary at 210 Main Street West, Baudette, MN 56623 or (b) casting a later vote via the Internet or telephone, or (c) attending the Annual Meeting and voting online. Attendance online at the Annual Meeting will not revoke a proxy unless the Stockholder actually votes online during the virtual meeting. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Proposal	Vote Required	Voting Choices	Broker Discretionary Voting Allowed
Election of the director nominees named in the Proxy Statement	The number of votes cast by Stockholders present at the Annual Meeting in person (virtually) or by proxy and voting “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee.	“FOR”, “AGAINST”, or “ABSTAIN”	No

Ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2024	The vote of the holders of a majority of the stock represented and entitled to vote on such proposal.	“FOR”, “AGAINST”, or “ABSTAIN”	Yes

Advisory vote to approve the compensation of the Company’s named executive officers	The vote of the holders of a majority of the stock represented and entitled to vote on such proposal.	“FOR”, “AGAINST”, or “ABSTAIN”	No

Approval of the Company's Amended and Restated 2022 Stock Incentive Plan	The vote of the holders of a majority of the stock represented and entitled to vote on such proposal.	“FOR”, “AGAINST”, or “ABSTAIN”	No
Each holder of Common Stock and Class C Special Stock represented at the Annual Meeting will be entitled to cast one vote for each share of Common Stock and Class C Special Stock, as applicable, entitled to vote and held by such holder as of the Record Date. Each holder of Series A Preferred Stock will be entitled to a number of votes equal to the largest number of whole shares of common stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted as of the Record Date. Stockholders do not have cumulative voting rights. The Series A Preferred Stock, the Common Stock and the Class C Special Stock vote together as a single class.

Effect of Abstentions and Broker Non-Votes
Shares voting “abstain” and broker non-votes votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect on the election of directors. The proposal to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2024 is considered a “routine” matter under applicable SEC and stock exchange rules, and accordingly, broker non-votes are not applicable to such proposal and abstentions will have the same effect as a vote “AGAINST” such proposal. For all other proposals, abstentions will have the same effect as vote “AGAINST” such proposal and broker non-votes have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker or custodian of your shares, your broker or custodian will not be authorized to vote on any of the matters other than the ratification of the appointment of EisnerAmper LLP. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a Stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their judgment. Our bylaws set forth requirements for advance notice of nominations and agenda items for the Annual Meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the Annual Meeting, other than the items from the Board described in this Proxy Statement.

Proxy Solicitation Costs
The expense of soliciting proxy cards, including the costs of preparing, assembling and mailing the Notice of 2024 Annual Meeting of Stockholders, proxy statement and proxy card, will be borne by the Company. Our directors and officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results	We expect to announce preliminary results at the Annual Meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.
Access and Log-in Instructions for Virtual Annual Meeting
The platform for the virtual Annual Meeting includes functionality that affords validated Stockholders the same meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log into the virtual Annual Meeting are provided below, and once admitted, Stockholders may submit questions and vote their shares by following the instructions that will be available on the Annual Meeting website.
To be admitted to the Annual Meeting, go to www.virtualshareholdermeeting.com/ANIP2024 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Online access to the Annual Meeting will open at 8:45 a.m. Eastern Time to allow time for you to log-in prior to the start of the live audio webcast of the Annual Meeting at 9:00 a.m. Eastern Time.
If you are unable to locate your proxy materials containing your 16-digit control number and cannot log-in as a validated Stockholder, you may opt to participate in the Annual Meeting as a “guest,” in which case you will be able to hear the audio webcast but will not be able to utilize the question, voting, or other functions noted above.
How Beneficial Owners May Participate in the Virtual Annual Meeting
If your shares are registered in the name of your bank, broker, or other nominee, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner, to vote or ask questions at the virtual Annual Meeting, you must first obtain a valid legal proxy from your bank, broker, or other nominee. Follow the instructions from your bank, broker, or other nominee included with the proxy materials that you are provided, or contact your bank, broker, or other nominee to request a legal proxy form.
Voting Methods
BEFORE the Annual Meeting:
Vote by Internet: Go to www.proxyvote.com until 11:59 p.m. Eastern Time on May 20, 2024.
Vote by Phone: Call toll-free 1-800-690-6903 until 11:59 p.m. Eastern Time on May 20, 2024.
Vote by Mail: Complete, sign, and date the proxy card/voting instruction card and return it in the postage-paid envelope that is enclosed with your proxy materials.
DURING the Annual Meeting:
Vote by Internet: Go to www.virtualshareholdermeeting.com/ANIP2024 and vote during the Annual Meeting by entering the 16-digit control number included in your proxy materials and following the instructions on the Annual Meeting website.
INTERNET AVAILABILITY OF PROXY MATERIALS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2024:
THE NOTICE OF THE 2024 ANNUAL MEETING, THE PROXY STATEMENT, AND THE 2023 ANNUAL
REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.PROXYVOTE.COM.
QUESTIONS

For questions regarding	Contact via mail or email:
Annual meeting	ANI Pharmaceuticals, Inc. 210 Main Street West Baudette, Minnesota 56623 Attn: Investor Relations Email: IR@anipharmaceuticals.com

PROPOSAL 1: ELECTION OF DIRECTORS
Board Composition; Selection of Nominees
The Company’s bylaws provide that our Board of Directors (the “Board”) may determine the number of directors from time to time. Our Board is currently composed of nine members.
The Company’s Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board for determination any specific minimum qualifications that must be met, any specific qualities or skills that are necessary for one or more of our Board members to possess, and the desired qualifications, expertise and characteristics of our Board members. All directors are encouraged to submit to the Company’s Nominating and Corporate Governance Committee the name of any person deemed qualified to serve on the Board, together with information on the candidate’s qualifications. The Nominating and Corporate Governance Committee also considers candidates recommended by the Company’s Stockholders for election to the Board. The Nominating and Corporate Governance Committee will screen and submit to the full Board the names and biographical information of those persons considered by the Nominating and Corporate Governance Committee to be viable candidates for election as directors.
The Nominating and Corporate Governance Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as members of the Board, and believes that a diverse membership with a variety of perspectives and experiences is an important feature of a well-functioning board. In furtherance of this commitment, when considering candidates to fill an open seat on the Board, the Nominating and Corporate Governance Committee will require that the list of candidates to be considered by the Committee for nomination to the Board include candidates with diversity of race, ethnicity, and gender. Any third-party consultant asked to furnish an initial list of candidates will be required to include such diverse candidates.
There are no term limits and no fixed retirement age for directors. The Board does not believe that a fixed retirement age, or term limits, for directors are appropriate. While mandatory retirement and term limits could help insure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into the Company and its operations and therefore provide an increasing contribution to the Board as a whole.
Under the merger agreement relating to our acquisition of Novitium Pharma LLC (“Novitium”), certain principal members of Novitium have the right to nominate an “eligible person” to serve on the Board so long as certain ownership thresholds set forth in the merger agreement are satisfied. Mr. Muthusamy Shanmugam was nominated pursuant to this provision and was appointed to the Board effective upon the closing of the Novitium acquisition on November 19, 2021 and was re-elected to the Board at the Company’s 2022 and 2023 Annual Meetings of Stockholders. As of April 5, 2024, the principal members of Novitium no longer hold the required ownership threshold. However, the Board has recommended Mr. Muthusamy Shanmugam for re-election to the Board at the Company’s 2024 Annual Meeting of Stockholders based on his extensive experience in the pharmaceutical industry and his leadership at the Company.
When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management, and our Stockholders, and the Committee does not evaluate candidates differently based upon the source of the nominee. The Company did not receive any director nominations from Stockholders in accordance with procedures set forth in its bylaws. Director nominations presented by Stockholders at the Annual Meeting will not be considered.
The Company announced in August 2023 that David B. Nash would not seek re-election as a director at the Annual Meeting. Thus, the Nominating and Corporate Governance Committee recommended to the Board the following eight incumbent directors of the Board as nominees for election to the Board at the Annual Meeting to serve, if elected, until the 2025 annual meeting and until their successors are duly qualified and elected or until their earlier death, resignation, disqualification or removal. Set forth below are the names and ages of these nominees, the years they became directors, their principal occupations or employment for at least the past five years and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experiences, qualifications, or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a director.
Information Regarding Director Nominees
Thomas J. Haughey, 60, has served as a director since May 2018. Mr. Haughey held the role of General Counsel and Secretary at Par Pharmaceutical Companies, Inc. (“Par”) from 2003 through 2016. In addition to his role as General

Counsel, he has held various additional executive roles at Par including President from 2011 to 2012 and, most recently, Chief Administrative Officer from 2012 to 2016. Prior to that, Mr. Haughey held positions at Schering-Plough Corporation, where he was Chief Counsel from 1998 to 2001 and Legal Director from 2001 to 2003. Previously, Mr. Haughey was an attorney at Cadwalader Wickersham & Taft and a certified public accountant at Arthur Anderson & Co. Since 2016, Mr. Haughey has been an adjunct professor at Passaic Community College. Mr. Haughey earned a B.S. in accounting at St. John’s University and a J.D. at the New York University School of Law.
Mr. Haughey is qualified to serve on our Board because of his experience in the pharmaceutical industry, as well as his legal, financial and accounting expertise.
Mr. Haughey is the current Chair of the Board’s Audit and Finance Committee and qualifies as an audit committee financial expert. He is also a member of the Board’s Nominating and Corporate Governance Committee.
Nikhil Lalwani, 46, has served as ANI’s President and Chief Executive Officer and as a member of ANI’s board since September 2020. Prior to joining ANI in September 2020, Mr. Lalwani was Chief Executive Officer of the India Rx Business at Cipla Ltd. (NSE: CIPLA), a global pharmaceutical company, from April 2020 to August 2020, Chief Executive Officer of Cipla USA from April 2017 to April 2020, Chief Executive Officer of InvaGen, a subsidiary of Cipla Ltd., from April 2016 to April 2020, as well as other leadership roles at Cipla, including Head of US Strategy, M&A and Integration, and Head of Cipla’s Global Respiratory business. In these roles, Mr. Lalwani developed and executed multi-year strategic growth plans for key products and facilitated successful acquisitions as Cipla entered the specialty pharmaceutical space. Prior to Cipla, Mr. Lalwani was an Associate Partner with McKinsey & Company serving pharmaceutical and healthcare companies across the world, and an engineer with Medtronic. Mr. Lalwani holds a B.S. in Electrical Engineering from Georgia Institute of Technology and an M.B.A. from the Wharton School at the University of Pennsylvania.
Mr. Lalwani is qualified to serve on our Board based on his extensive experience as an executive in the pharmaceutical industry and his position as President and Chief Executive Officer of ANI. As a member of the executive team of the Company, Mr. Lalwani serves a vital function in the link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspective on the business.
Matthew J. Leonard, R.Ph., 58, has been a member of the Board since August 2023. Since December 2023, Mr. Leonard has served as Pfizer, Inc.'s Senior Vice President of Global Access and Value. Prior to that, he previously served as the Chief Pharmacy Strategy Officer at Capsule, a digital healthcare company focused on improving the delivery of pharmacy services, and previously served as the Executive Vice President, President North America and Global Supply Chain Officer at Covetrus. Prior to Covetrus, Mr. Leonard spent 24 years in a variety of leadership roles with CVS Health, most recently as Executive Vice President, Pharmaceutical Contracting, Purchasing and Managed Care. He also served as Chairman of the Board and President at Red Oak Sourcing, LLC, the joint venture between CVS Health and Cardinal Health, where he was responsible for securing an $8 billion portfolio of generic drugs. Mr. Leonard holds a B.S. in Pharmacy from the University of Rhode Island and is a Registered Pharmacist in the State of Rhode Island.
Mr. Leonard is qualified to serve on our Board because of his extensive executive leadership experience in the pharmaceutical and pharmacy services industries.
Mr. Leonard is currently a member of the Board’s Audit and Finance Committee and a member of the Board’s Nominating and Corporate Governance Committee.
Antonio R. Pera, 66, has served as a director since August 2020. Mr. Pera served as President of Par, the fifth-largest generic manufacturer in the United States, which is now part of Endo International, plc, from December 2013 until his retirement in August 2019. Prior to Par, Mr. Pera held leadership positions at AmerisourceBergen, American Pharmaceuticals Partners, Bedford Laboratories, a division of Ben Venue Laboratories, and Baxter Healthcare. His breadth of experience spans sales, marketing, supply chain operations, and licensing, and he has played a pivotal role in the successful growth and commercialization efforts at several successful pharma entities. Mr. Pera holds a B.S. in Business Administration from the University of Illinois at Urbana-Champaign and an M.B.A. from DePaul University.
Mr. Pera is qualified to serve on our Board based on his significant leadership experience and his knowledge of the pharmaceutical industry.
Mr. Pera is the current Chair of the Board’s Compensation Committee.
Muthusamy Shanmugam, 56, has served as a director and as Head of Research & Development and Chief Operating Officer, Novitium Operations since November 2021. Mr. Shanmugam has over three decades of experience in the pharmaceutical industry, most recently serving as President of Novitium from 2016 to November 2021. Mr. Shanmugam began his career as a formulation scientist at Kali Laboratories, Inc. and grew to become a leading formulation development scientist in the generic drug industry. Prior to co-founding Novitium, Mr. Shanmugam also held positions at

Par and Novel Laboratories, Inc. Mr. Shanmugam is a director and founder of Nuray Chemicals Private Limited and Sthree Chemicals Private Limited, both located in India and engaged in manufacturing of active pharmaceutical ingredients, and is a director and founder of SS Pharma LLC, which acts as a U.S. agent for sales of active pharmaceutical ingredients. Mr. Shanmugam is also a director and founder of Scitus Pharma Services Pvt Ltd, a clinical research organization also located in India. Mr. Shanmugam obtained his M.S. in Industrial Pharmacy from the Tamil Nadu Dr. M.G.R. Medical University and is a registered pharmacist in the state of New York.
Mr. Shanmugam is qualified to serve on our Board based on his extensive experience in the pharmaceutical industry and his leadership of Novitium and his current leadership at the Company in R&D and Operations.
Renee P. Tannenbaum, Pharm.D., 72, has served as a director since March 2022. Dr. Tannenbaum currently serves as a strategic advisor for several biopharmaceutical and device companies and serves as a director to Cardiff Oncology, Inc. and a board advisor to Aerami Therapeutics, Inc. Since March 2024, Dr. Tannenbaum has served as Head of Corporate Development for Bench International, an executive search firm focused on biotech and life sciences. Previously, she served as Vice President of Global Partnering at Halozyme, Inc. from August 2016 to July 2021, where she was responsible for leading the team that executed business development activities and the company’s alliances through partnerships and collaborations. Prior to that, Dr. Tannenbaum was Head of Global Customer Excellence at AbbVie from October 2012 to January 2016, where she was responsible for building commercial capabilities for the organization. Dr. Tannenbaum has served as a director at U.S. publicly traded companies, including most recently Zogenix, Inc., foreign publicly traded companies Nordic Nanovector ASA, Sharps Compliance Inc., and Cipher Pharmaceuticals, Inc., and Immune Pharmaceuticals, Inc., a privately held company. Dr. Tannenbaum received her Doctor of Pharmacy degree from the Philadelphia College of Pharmacy and Sciences, her M.B.A. from Temple University, and her B.S. in Pharmacy from the University of Connecticut.
Dr. Tannenbaum is qualified to serve on our Board based on her extensive executive leadership experience in the pharmaceutical and biopharmaceutical industries and her current and past experience as a director of several U.S. and foreign public companies.
Dr. Tannenbaum is currently a member of the Board's Compensation Committee and a member of the Board’s Nominating and Corporate Governance Committee.
Jeanne A. Thoma, 64, has served as a director since August 2020. Since December 2020, Ms. Thoma has served as a director of Avid Bioservices, Inc. In November 2021, Ms. Thoma joined the Board of Nanoform Finland Oyj, a producer of nanoformed drug particles. In January 2022, Ms. Thoma joined the Board of Pharmathen Global B.V. Previously, Ms. Thoma was on the Board of Vectura Group plc. from December 2020 until the sale of the company in October 2021. From January 2017 to October 2020, Ms. Thoma was the President and Chief Executive Officer of SPI Pharma Inc., a global pharmaceuticals ingredients company which manufactures actives, excipients, and drug delivery systems. From January 2015 to December 2016, Ms. Thoma worked as an independent consultant to technology and specialty chemicals companies. Previously, Ms. Thoma worked for Lonza AG, a Switzerland-based biotech company, where she held positions of increasing responsibility, including President and Chief Operating Officer of the Microbial Control Business Sector. Prior to joining Lonza in 2004, Ms. Thoma spent 14 years at BASF Corp. in the Pharma Solutions business where she held various leadership positions in Sales, Marketing and Operations. Ms. Thoma holds a B.S. from Montclair State University and an M.B.A. from Fairleigh Dickinson University.
Ms. Thoma is qualified to serve on our Board based on her extensive leadership experience in the pharmaceutical industry.
Ms. Thoma is currently a member of the Board’s Audit and Finance Committee and a member of the Board's Compensation Committee.
Patrick D. Walsh, 63, has served as a director since May 2018 and has been Chairman of the Board since June 2020. He also served as interim Chief Executive Officer of ANI from May 2020 to September 2020. In March 2021, Mr. Walsh was appointed as Chairman and Chief Executive Officer of Alcami, a global pharmaceutical contract development and manufacturing organization. He retired as CEO in June 2023 but still serves as Chairman. Mr. Walsh co-founded TriPharm Services, an injectable manufacturing business which was acquired by Alcami, and served as its Chief Executive Officer from May 2019 to April 2020. From 2015 to February 2019, Mr. Walsh was the Chief Executive Officer of Avista Pharma, a private equity-backed global provider of contract manufacturing, development and analytical testing services that was acquired by Cambrex. Mr. Walsh’s earlier career includes serving as Chief Executive Officer of AAIPharma Services Corporation in Wilmington, North Carolina, a global provider of contract manufacturing services that was acquired in 2014, as Chief Executive Officer of Kadmus Pharma, which was acquired by Organon Pharma, and also serving as President and Chief Operating Officer and board member of publicly-traded Gensia-Sicor, which was acquired by Teva. Mr. Walsh currently serves as an independent director of Industria Chemica Emiliano (I.C.E), a private-equity backed specialty chemical company based in Milan, Italy. Mr. Walsh is an Operating Partner (part-time) at healthcare private equity firm Ampersand Capital located in Wellesley, MA and is also Chairman and founder of Diligence Group LLC based in Durham, North Carolina. Mr. Walsh’s prior board of director experience includes serving as Chairman of private equity backed Brammer Bio, an independent director at Landec, Avid Bioservices, Medpharm Ltd. and he has previously served as a director in numerous biotechnology and healthcare organizations over the course of his 40-plus year career.
Mr. Walsh is qualified to serve on our Board because of his extensive experience at pharmaceutical manufacturing and development organizations and his significant prior experience as an independent director.
Director Compensation
The Company's non-employee directors received the following compensation program.
Annual Cash Compensation. In 2023, the Company’s non-employee directors received an annual cash retainer of $59,250. The Chair of the Board also received an additional annual retainer of $42,500. Chairs of the Audit and Finance, Compensation, and Nominating and Corporate Governance Committees received additional annual retainers of $25,000, $20,000 and $15,000, respectively. Members of Audit and Finance, Compensation, Nominating and Corporate Governance Committees (other than the Chair) received further annual retainers of $12,500, $10,000 and $7,500, respectively. Directors did not receive any meeting fees.
Annual Equity Awards. The non-employee directors also receive an annual restricted stock award upon re-election to the board equal to a grant date fair value of $290,000. In May 2023, the Board approved equity grants to the current non-management directors of 6,865 shares of restricted common stock. The grants of restricted common stock to incumbent non-employee directors will vest on the first anniversary of the grant date.
Equity Awards for New Directors. New directors receive a grant of restricted stock with an aggregate grant date fair value of $435,000 which vest in three equal installments on the first, second and third anniversary of appointment to the Board.
The following table sets forth certain information with respect to the compensation paid or awarded by the Company to its non-employee directors who served for some portion or all of the fiscal year ended December 31, 2023.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Patrick Walsh(5)	101,750	320,458		—	—	—	422,208
Robert Brown, Jr.(5), (6)	56,006	—		—	—	—	56,006
Thomas Haughey	91,750	320,458		—	—	—	412,208
Matthew Leonard	6,601	464,155	(7)	—	—	—	470,756
David Nash(5)	86,750	320,458		—	—	—	407,208
Antonio Pera	72,794	320,458		—	—	—	393,252
Renee Tannenbaum	71,908	320,458		—	—	—	392,366
Jeanne Thoma	75,294	320,458		—	—	—	395,752
__________________________
(1)Muthusamy Shanmugam, our Head of Research and Development and Chief Operating Officer of New Jersey Operations, does not receive additional compensation for his services as a director and thus is not included on this table. Nikhil Lalwani, our President and Chief Executive Officer, does not receive additional compensation for his services as a director and thus is not included on this table. Mr. Lalwani’s compensation as an executive officer is disclosed in the Summary Compensation Table of the Compensation Discussion and Analysis.
(2)Non-employee directors received an annual retainer fee plus any additional annual fees due for service on our committees or as our Chair of the Board in the amounts described above under “Annual Cash Compensation” above.

(3)The amounts shown in this column reflect the aggregate grant date fair value of the restricted stock awards calculated in accordance with FASB ASC Topic 718. See Note 13 to the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for further information about the assumptions underlying the calculations made with respect to the restricted stock grants noted in this table.
(4)Our non-employee directors who served in 2023 held the following number of unexercised stock options and unvested shares of restricted stock as of December 31, 2023.

Name	Stock Options Outstanding	Unvested Shares of Restricted Stock
Patrick Walsh	4,634	6,865
Robert Brown, Jr.	14,802	—
Thomas Haughey	4,634	6,865
Matthew Leonard	—	7,583
David Nash	4,634	6,865
Antonio Pera	16,024	6,865
Renee Tannenbaum	—	15,763
Jeanne Thoma	16,024	6,865

(5)Cash compensation payable to Mr. Brown for his services on the Board was remitted directly to his employer, MVP Management Company. Cash compensation payable to Dr. Nash for his services on the Board is remitted directly to his employer, Thomas Jefferson University. Cash compensation payable to Mr. Walsh for his services on the Board is remitted directly to Diligence Team, LLC.
(6)Mr. Brown decided not to stand for re-election to the board in May 2023, so his term as director ended in May 2023.
(7)Grant date value calculated based on the closing market price per share on the date of grant of $61.21. Award amount calculated based on 30-day volume-weighted average price of $57.36.
The Company is also obligated to indemnify and may advance the payment of certain expenses for its directors in certain circumstances under Delaware law and pursuant to the Company’s governance documents. Non-management directors receive no other form of remuneration, perquisites or benefits but are reimbursed for their expenses in attending meetings.
Stock Ownership Guidelines
The Board believes that it is in the best interest of the Company and its stockholders to align the financial interests of Board members with those of the Company’s stockholders through ownership of Company stock. The Board believes that stock ownership demonstrates a commitment to, and belief in, the long-term profitability of the Company. The guidelines provide a minimum beneficial ownership of Company common stock equal to four times a director’s annual cash retainer for service as a Board member, excluding retainers for committee membership and chair position. Only common stock beneficially or directly owned and vested restricted stock awards are included in the stock ownership total. Unvested shares of restricted stock or restricted stock awards and vested or unvested shares underlying stock options are not included in the stock ownership total. Directors are required to achieve this ownership level within five years of first becoming subject to the guidelines, which were put into place in April 2021. All Board members have either achieved or are on track to achieve their required stock ownership levels.
Vote Required; Recommendation of the Board
The election of each of the nominees for director requires that the number of votes cast by Stockholders present in person (virtually) or by proxy and voting “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee. In the event that a nominee fails to receive an affirmative majority of the votes cast, the Board of Directors may require such nominee to tender his or her resignation, decrease the number of directors, fill the vacancy, or take any other appropriate action it deems to be in the best interest of the Company.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE
The Board is committed to governance practices that promote long-term stockholder value and strengthen Board and management accountability to our stockholders, clients and other stakeholders. The following table highlights many of our key governance practices.

•Seven of our nine directors are independent	•Annual Board and committee self-assessment process

•Separate Chief Executive Officer and Board Chair positions	•Strong focus on pay-for-performance

•Independent standing Board committees	•Stock ownership guidelines for executive officers and directors

•Regular meetings of our independent directors without management present	•Clawback policy on executive compensation

•Two of our nine directors are female and three of our nine directors identify as racially diverse.	•Environmental, social and governance (“ESG”) risks, opportunities and impacts to support the sustainable growth of ANI’s businesses are overseen by the Nominating and Corporate Governance Committee
Board Responsibilities and Structure
Our Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders. Among other things, the Board’s responsibilities include:
•selecting the Chief Executive Officer (“CEO”) and other executive officers;
•overseeing the risks that the Company faces, including cybersecurity risk;
•reviewing and approving our major strategic and operating plans, and other significant actions;
•overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;
•overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.
The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. The Board held 9 meetings in 2023.
Our bylaws dictate that the Board shall, from time to time, elect one of the directors to serve as Chair of the Board. Currently, the Board has selected Patrick Walsh to hold the position of Chair of the Board. Mr. Walsh’s experience at the Company has afforded him intimate knowledge of the issues, challenges, and opportunities facing the Company’s business. Accordingly, he is well positioned to focus the Board’s attention on the most pressing issues facing the Company. If at any time, the Chief Executive Officer and Chairman are the same, the Nominating and Corporate Governance Committee will elect an independent director to serve as the lead director. Currently, the Board has selected Nikhil Lalwani to serve as Chief Executive Officer of the Company.
Director Independence
The Board is currently composed of nine directors. Under the rules of The Nasdaq Stock Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors.
The Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that Thomas Haughey, David Nash, Matthew Leonard, Antonio Pera, Renee Tannenbaum, Jeanne Thoma and Patrick Walsh, representing seven of our nine directors, do not or did not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent,” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq. In making this determination, the Board considered the current and prior relationships that each non-employee director has or had with our

Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Transactions Considered in Independence Determinations
In making its independence determinations, the Board considered any transactions that occurred since the beginning of 2023 between the Company and entities associated with the independent directors or members of their immediate family.
None of the non-employee directors were disqualified from “independent” status under the Nasdaq objective standards. In making its subjective determination that each of our Company’s non-employee directors is independent, the Board considered the transactions and other potentially relevant relationships in the context of the Nasdaq objective standards, the special standards established by the SEC for members of audit committees, and the SEC and Nasdaq standards for compensation committee members. Based on the foregoing, as required by the Nasdaq rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair these directors’ independence.
Board Diversity

Board Diversity Matrix (as of April 5, 2024)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not Disclose Demographic Background	—	1	—	—
Board Leadership Structure
The Board believes that its stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, under the Company’s Corporate Governance Guidelines, the office of Chairman of the Board and Chief Executive Officer may or may not be held by the same person. Currently, the Chief Executive Officer is Nikhil Lalwani and the Chairman of the Board is Patrick Walsh. The Company currently does not have a lead independent director. The Board may in the future determine to appoint a member to act as lead independent director.
Risk Oversight
The Board is generally responsible for overseeing management of the various operational, financial, and legal risks faced by the Company. Particular risk management matters are brought to the Board by management in connection with the Board’s general oversight and approval of corporate matters. Our Board administers its risk oversight function as a whole and through its committees, as discussed below. The Audit and Finance Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, cybersecurity and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. The Nominating and Corporate Governance Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards. The individual committees report to the full Board, including when a matter rises to the level of a material risk. The Company’s management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the strategic, financial, operational, compliance and reporting levels. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.
Board Committees and Charters
The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the Board committees has a written charter approved by the Board, and we post the charters on our web site at https://www.anipharmaceuticals.com. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit and Finance(2)	Compensation(3)	Nominating and Corporate Governance(4)
Thomas Haughey	Chair	—	✓
Nikhil Lalwani(1)	—	—	—
Matthew Leonard	✓	—	✓
David Nash	✓	—	Chair
Antonio Pera	—	Chair	—
Muthusamy Shanmugam(1)	—	—	—
Renee Tannenbaum	—	✓	✓
Jeanne Thoma	✓	✓	—
Patrick Walsh	—	—	—
Number of Committee Meetings Held in 2023	5	7	4
__________________________
(1)Mr. Lalwani and Mr. Shanmugam are employee directors.
(2)Mr. Leonard joined the Audit and Finance Committee in November 2023.
(3)Mr. Pera became the Chair of the Compensation Committee in May 2023, replacing Mr. Brown, who had previously served as Chair of the Compensation Committee and who decided not to stand for re-election to the Board in May 2023. Ms. Thoma joined the Compensation Committee in May 2023.
(4)Dr. Tannenbaum joined the Nominating and Corporate Governance Committee in May 2023, replacing Mr. Brown who served on the Nominating and Corporate Governance Committee until such time. Mr. Leonard joined the Nominating and Corporate Governance Committee in November 2023.
Audit and Finance Committee. Our Audit and Finance Committee currently consists of Thomas Haughey (Chair), Matthew Leonard, David Nash, and Jeanne Thoma. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the Nasdaq rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Haughey qualifies as an “audit committee financial expert” under the applicable SEC rules and regulations and each of Mr. Haughey, Dr. Nash and Ms. Thoma meets the qualifications of “financial sophistication” under Nasdaq listing rules as a result of his or her prior experience.
The primary responsibilities of the Company’s Audit and Finance Committee include:
•Overseeing the Company’s accounting and financial reporting processes, systems of internal control over financial reporting, disclosure controls and procedures on behalf of the Company’s Board of Directors, and reporting the results or findings of its oversight activities to the Board;
•Having sole authority to appoint, retain and oversee the work of the Company’s independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

•Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or auditing matters and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters;
•Reviewing and pre-approving all audit services and permissible non-audit services to be performed for the Company by its independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the SEC; and
•Except for oversight risks assigned to other committees, overseeing the Company’s system to monitor and manage risk (including cybersecurity risks) and legal and ethical compliance programs, including the establishment and administration of (and including the grant of any waiver from) a written code of ethics applicable to each of the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions preparing the Audit Committee Report that the SEC requires in our annual proxy statement.
Compensation Committee. Our Compensation Committee currently consists of Antonio Pera (Chair), Renee Tannenbaum and Jeanne Thoma. Mr. Brown previously served as the Chair of our Compensation Committee until May 2023, when Mr. Pera became Chair of the Compensation Committee and Ms. Thoma joined the Compensation Committee. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the Nasdaq rules and the independence requirements of the Exchange Act.
The primary responsibilities of the Company’s Compensation Committee include:
•Reviewing and recommending to the Board the compensation of our CEO and, in consultation with our CEO, reviewing and approving the compensation of other executive officers;
•Establishing annual and long-term performance goals and objectives for our CEO, and in consultation with our CEO, reviewing and establishing the annual and long-term performance goals and objectives for other executive officers;
•Evaluating the performance of our CEO and, in consultation with our CEO, reviewing and evaluating the performance of other executive officers in light of the goals and objectives established for them;
•Approving employment agreements, offers of employment and other elements of compensation and benefits provided to our CEO and other executive officers;
•Periodically reviewing and discussing with our CEO and the Board the development and succession plans for senior management positions;
•Administering the Company’s cash and equity-based incentive plans in which executive officers and directors participate, to the extent provided under those plans, and recommending to the Board improvements and changes to such plans and the adoption of new plans if shareholder approval if needed, when appropriate;
•Overseeing the Company’s human capital management functions, including policies and strategies regarding recruitment, retention, career development, and progression, diversity and employment practices; and
•Establishing and leading a process for determination of the compensation applicable to service on the Board by non-employee directors.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of David Nash (Chair), Thomas Haughey, Matthew Leonard, and Renee Tannenbaum. Dr. Tannenbaum joined the Nominating and Corporate Governance Committee in May 2023, replacing Mr. Brown, who had served on the Nominating and Corporate Governance Committee previously. Mr. Leonard joined the Nominating and Corporate Governance Committee in November 2023. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the Nasdaq rules and the independence requirements of the Exchange Act.
The primary responsibilities of the Company’s Nominating and Corporate Governance Committee include:
•Identifying individuals qualified to become members of the Company’s Board;
•Recommending director nominees for each annual meeting of the Company’s Stockholders and director nominees to fill any vacancies that may occur between meetings of Stockholders;

•Being aware of the best practices in corporate governance and developing and recommending to the Company’s Board a set of corporate governance standards to govern the Company and its management and employees in the conduct of the Company’s business and affairs;
•Developing and overseeing the annual board and board committee evaluation processes; and
•Reviewing, evaluating and overseeing the Company’s programs, policies and practices relating to environmental, social and governance ("ESG") risks, opportunities and impacts to support the sustainable growth of ANI’s businesses.
Environmental, Social and Governance Matters
ESG Oversight
Our Nominating and Corporate Governance Committee charter includes within the committee’s purpose, duties and responsibilities oversight of our ESG programs, policies and practices. The committee’s specific duties and responsibilities in this regard include reviewing, monitoring, evaluating and overseeing the Company’s programs, policies and practices relating to ESG risks, opportunities and impacts to support the sustainable growth of our businesses and making recommendations to the Board of Directors regarding the Company’s overall strategy with respect to ESG matters. In
October 2023, the Company formed an internal ESG Steering Committee to coordinate and oversee the Company’s ESG efforts. The Company’s General Counsel acts as Chair of the ESG Steering Committee. The Chair of the ESG Steering Committee meets with and reports to the Nominating and Corporate Governance Committee with respect to ESG matters on a regular basis (at least twice per year).

Environmental Stewardship and Sustainability

ANI is committed to Serving Patients, Improving Lives, both directly though our high-quality products, and through our environmental stewardship and sustainability practices. We strive to minimize waste and emissions, promote reuse and recycling, and conserve resources.
Human Capital
As of January 2024, we have 642 employees, of which 569 are located in the United States, including Puerto Rico, 1 is located in Canada, and 72 are located in India. We occasionally use a small number of part-time and consultant resources to meet our operational needs and our turnover is in line with similar businesses in our industry and locations.

Our Purpose and Core Values

Our human capital management strategy is guided by our purpose and core values. Our purpose is Serving Patients, Improving Lives. Our core values are Patient First, Teamwork, Innovation, Integrity & Compliance, Accountability & Transparency, and Commitment to Excellence. We believe that our purpose and core values provide clarity, a shared language, and ultimately create what is distinctive about our company and our culture. We are motivated to bring our best to ANI every day by the patients we serve, the people we work with, the direct impact we have on the work, and the learning, growth and development opportunities we provide.

Culture, Engagement, and Diversity, Equity, and Inclusion

We believe that attracting, retaining, and promoting engagement for talented employees is critical to the success of our business, and we take pride in our values, culture, and communities. We are committed to creating a diverse, equitable, and inclusive work environment within all levels of the business. As of the end of 2023, approximately 41% of our workforce identified as female and approximately 59% identified as male. In the same period, approximately 45% of our workforce identified as a person of color or indigenous person, with approximately 55% identifying as white. Furthermore, we do not tolerate discrimination or harassment on the basis of gender, race, or ethnicity, or the use of child or forced labor. We value employee input, and conduct focus groups and survey employees on specific topics (e.g. approximately 25% of our employees participated in a benefits satisfaction survey in 2023). We offer ongoing training and career development to all employees, both through curriculum developed internally, and through external resources (e.g. LinkedIn Learning). Together, we own our culture and participate in ongoing open dialogue as we strive for continued growth.

At ANI, we believe that no one should go without medicines that they need. In December 2022, we formed the ANI Rare Disease Patient Assistance Program, Inc. for the purpose of providing certain medicine for free to patients in the United States who do not have prescription drug or health insurance coverage and who, without assistance, cannot afford their medicine. In addition, ANI has provided patient-related financial support to nonprofit organizations that are aligned with ANI’s mission to address unmet needs. Our charitable contributions support initiatives and programs that advance medical care or patient care within the Company's therapeutic areas of focus.

Total Rewards

ANI’s Total Rewards Philosophy is grounded in pay for performance and seeks to provide compensation and benefits that are competitive within the pharmaceuticals industry, as well as competitive with local employers for jobs of a cross-industry nature. We pay fair and competitive salaries, short-term incentives, and long-term incentives that are informed by external market rates and internal equity. We recognize and reward employee performance, productivity, and alignment with ANI’s Core Values. We believe that a holistic rewards strategy should also go beyond compensation and benefits to consider elements such as wellness and recognition. We support flexible and remote working arrangements throughout the business.

Health and Safety Management and Training

We are committed to the safety and health of our employees, patient-customers, and the public. It is critical within our mission to ensure we keep our employees and customers safe while accomplishing our business goals. ANI has established a health and safety program with a focus on continuous improvement and employee engagement. ANI personnel are encouraged to take corrective actions where appropriate and to communicate concerns to management with a “see something, say something” approach. We recognize and reward personnel for contributing to the safety system within our working environment. The overall program continually evolves to reflect regulatory changes and compliance standard industry best practices. As part of onboarding new employees, we provide health and safety training and periodic training programs to maintain and improve employee awareness of safety issues. The goal of the safety training programs is to ensure that our staff are well informed on the subject matters and have the appropriate tools to make sound health and safety decisions in our day-to-day operations.
Attendance at Board, Committee, and Annual Stockholders’ Meetings
We expect each director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the Stockholders. In 2023, there were a total of 9 Board meetings. None of our current directors who were directors in 2023 attended fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served (or during such time as he or she was serving) in 2023. All of the directors who served as a director at the time of the of the 2023 Annual Meeting of Stockholders attended the meeting.
Anti-Pledging Policy
Because of the risk of inadvertent insider trading violations and Section 16 violations for directors and executive officers, our insider trading policy prohibits margining or pledging Company securities by our directors, officers and other employees who are subject to our policy. At this time, the Company has not adopted a policy regarding the ability of officers, directors and employees to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.
Code of Ethics
We have adopted a Code of Ethics that apply to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics is available at our website at https://www.anipharmaceuticals.com/. The Company intends to post on its website all disclosures required by Nasdaq listing rules concerning any amendments to, or waivers from, any provision of the Company’s Code of Ethics. No waivers from the Company’s Code of Ethics were requested or granted during fiscal year ended December 31, 2023.

Communications from Stockholders and Other Interested Parties to Directors
Any Stockholder or other interested party who wishes to communicate directly with the Company’s Board of Directors should write to the Company’s Corporate Secretary, c/o ANI Pharmaceuticals, Inc., 210 Main Street West, Baudette, Minnesota 56623.
Relevant communications will be distributed to any specified director or all directors depending on the facts and circumstances outlined in the individual communication. In accordance with instructions from the Board, the Corporate Secretary reviews, organizes and distributes such communications to the full Board, the independent directors or one or more directors, as appropriate.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024
EisnerAmper LLP (“EisnerAmper”) has served as our independent registered public accounting firm since 2013. The Audit and Finance Committee has once again selected EisnerAmper as our independent registered public accounting firm for the year ending December 31, 2024.
Although it is not required to do so, the Audit and Finance Committee of the Company’s Board wishes to submit the selection of EisnerAmper to Stockholders for ratification. If Stockholders do not ratify the selection of EisnerAmper, the Audit and Finance Committee may reconsider whether it should appoint another independent registered public accounting firm. Even if the selection is ratified by Stockholders, the Audit and Finance Committee may, at its discretion, change the selection at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.
We expect that a representative of EisnerAmper will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from Stockholders.
Pre-Approval of Audit and Permissible Non-Audit Services
The Audit and Finance Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by the Company’s independent auditor to the Company, are pre-approved by the Audit and Finance Committee. All services rendered by EisnerAmper to the Company during the fiscal year ended December 31, 2023 were permissible under applicable laws and regulations, and all such services provided by EisnerAmper to the Company were approved in advance by the Audit and Finance Committee in accordance with the rules adopted by the SEC.
Fees Billed by Independent Registered Public Accounting Firm
The following table shows the fees and related expenses for audit and other services provided by EisnerAmper LLP in 2023 and 2022. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2023	2022
Audit Fees	$1,297,625	$1,130,260
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,297,625	$1,130,260
Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, and (iii) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements. For fiscal years 2023 and 2022, audit fees consisted of the audit of the Company’s annual financial statements, reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, services provided in connection with the Company’s statutory and regulatory filings, including the review of registration statements and the issuance of consents, and services provided in connection with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, consultations concerning financial accounting and reporting standards and audits in connection with acquisitions.
Tax Fees. This category includes fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting, and assistance on business restructuring.
All Other Fees. This category includes fees for products and services other than the services reported above.

The Audit Committee determined that EisnerAmper’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that EisnerAmper provided for fiscal years 2023 and 2022 in accordance with the pre-approval policy discussed above.
Required Vote; Recommendation of the Board
The affirmative vote of a majority of the votes cast by Stockholders present, in person (virtually) or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the appointment of EisnerAmper as the Company’s independent registered public accounting firm for the year ending December 31, 2024.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee oversees ANI’s accounting and financial reporting processes and the audit of ANI’s annual financial statements. ANI’s management has the primary responsibility for the financial statements, the reporting process, and maintaining ANI’s system of internal control over financial reporting. EisnerAmper was engaged to perform an independent audit of ANI’s financial statements and to express an opinion on the conformity of those financial statements to generally accepted accounting principles in the United States.
In this context, the Audit and Finance Committee has reviewed and discussed ANI’s audited financial statements prepared for inclusion in ANI’s annual report on Form 10-K for the year ended December 31, 2023 with ANI’s management and with EisnerAmper. The Audit and Finance Committee has also discussed with EisnerAmper the matters required to be discussed under applicable rules of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit and Finance Committee has received from EisnerAmper the written disclosures and letter required by applicable rules of the PCAOB regarding EisnerAmper’s communications with the Audit and Finance Committee concerning independence and has discussed with EisnerAmper its independence from the Company and management. Based on these reviews and discussions described above, the Audit and Finance Committee recommended to the Board, and the Board has approved, the inclusion of ANI’s audited financial statements for the year ended December 31, 2023 in ANI’s annual report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.
Submitted by the Audit and Finance Committee
Thomas J. Haughey, Chair
Matthew J. Leonard, R.Ph.
David B. Nash, M.D.
Jeanne A. Thoma

EXECUTIVE OFFICERS
The names of our executive officers, their ages as of April 5, 2024, and their positions are shown below.

Name	Age	Position
Nikhil Lalwani	46	President and Chief Executive Officer
Stephen P. Carey	53	Senior Vice President and Chief Financial Officer
Meredith W. Cook	50	Senior Vice President, General Counsel and Corporate Secretary
Krista Davis	51	Senior Vice President and Chief Human Resources Officer
Chad Gassert	48	Senior Vice President, Corporate Development & Strategy
Ori Gutwerg	50	Senior Vice President, Generics
James G. Marken	61	Senior Vice President, Operations and Product Development
Christopher Mutz	53	Senior Vice President, Head of Rare Disease
Thomas Rowland	58	Senior Vice President, Head of Established Brands
Muthusamy Shanmugam	56	Head of Research & Development and Chief Operating Officer of NJ Operations
Nikhil Lalwani, President and Chief Executive Officer. Please see “Proposal 1 — Election of Directors” for Mr. Lalwani’s background and business experience.
Stephen P. Carey has been the Company’s Senior Vice President, Finance and Chief Financial Officer since May 2016, Vice President, Finance from May 2016 to December 2020, Senior Vice President, Finance since December 2020 and served as Corporate Secretary from May 2020 until August 2022. Since August 2018, Mr. Carey has also served as a member of the board of directors of ANI Canada, a subsidiary of the Company. From June 2007 to October 2015, Mr. Carey held various executive financial positions at Par Pharmaceutical Companies, Inc. ("Par"), including Senior Vice President, Controller and Principal Accounting Officer. Prior to that, Mr. Carey held various financial and accounting positions at Schering-Plough Corporation. Mr. Carey has over 30 years of experience as a financial executive, approximately 25 of which are in the pharmaceutical industry. Mr. Carey began his career at PricewaterhouseCoopers. Mr. Carey graduated from Montclair State University with a B.S. in Accounting.
Meredith W. Cook has been the Company’s Senior Vice President, General Counsel and Corporate Secretary since July 2022. Prior to joining ANI, Ms. Cook served as Vice President and Associate General Counsel for Amneal Pharmaceuticals, Inc., where she was responsible for corporate and strategic transactions across all business units, with additional responsibilities related to corporate governance, commercial contracts, employment matters, and overall IP strategy. Prior to Amneal Pharmaceuticals, Ms. Cook served as Global Legal Head, M&A, Business Development and Strategic Transactions for Dr. Reddy’s Laboratories, Inc. She was previously with Morgan, Lewis & Bockius, LLP and Vinson & Elkins, LLP. Ms. Cook earned an A.B. in East Asian Studies from Princeton University and a J.D. from Tulane Law School.
Krista Davis has been the Company’s Senior Vice President and Chief Human Resources Officer since September 2022. Ms. Davis brings over 20 years of executive leadership experience in human resources, talent management, and organizational development. Prior to joining ANI, Ms. Davis served as a global Head of People & Organization ("P&O") for the Novartis Technical Operations Division, where she led P&O for the Global Cell & Gene platforms. She also sat on the Global P&O divisional leadership team, the Cell & Gene leadership team, and on the US P&O board. Prior to Novartis, Ms. Davis was Global Director, Leadership and Talent Management at A.T. Kearny. She also served previously as VP, Head of HR for North America at Reckitt Benckiser, and in a variety of leadership roles at Catalent Pharma Solutions, Biovail Pharmaceuticals, and Dun & Bradstreet. Ms. Davis earned a B.A. from McGill University and a M.A. in Educational Technology from Concordia University.
Chad Gassert has been the Company’s Senior Vice President, Corporate Development & Strategy since November 2021. Mr. Gassert most recently served as Chief Executive Officer of Novitium from June 2016, when he co-founded Novitium, to November 2021. Prior to co-founding Novitium, Mr. Gassert began his career at Par in 2005, where he led the company’s generic business development efforts. Mr. Gassert has nearly two decades of experience in the pharmaceutical industry, serving in positions in product development, manufacturing operations, project management, and business development. Mr. Gassert graduated with a B.A. in nutritional science from the University of Delaware.
Ori Gutwerg has been the Company’s Senior Vice President, Generics since February 2021. He has over 17 years of experience in the pharmaceutical industry. Prior to joining ANI, Mr. Gutwerg was Vice President, Head of US Generics Rx of Taro Pharmaceutical Industries Ltd. (“Taro”) from April 2019 to February 2021, where he was responsible for Taro’s

US Generic Rx business, including developing and executing strategies to meet targets, promoting sales growth, and building the pipeline portfolio. Mr. Gutwerg also held positions with Xiromed US from October 2014 to March 2019, Perrigo Pharmaceuticals from March 2005 to September 2014 and Agis Group from November 2003 to March 2005. Mr. Gutwerg holds a B.S. in Communications and Economics from the Tel Aviv College of Management and an M.B.A. from the Leon Recanati Graduate School of Business Administration, Tel Aviv University.
James G. Marken has been the Company’s Senior Vice President, Operations since December 2021. Mr. Marken joined ANI in May 2007 as General Manager of the Minnesota facilities and served as ANI’s Vice President, Operations from March 2009 until June 2016. Mr. Marken served as Senior Vice President, Operations and Product Development from June 2016 until December, 2021 for both Minnesota facilities and the Oakville, ON facility. Mr. Marken brings over 30 years of pharmaceutical industry experience to the Company. Prior to joining ANI in May 2007, he worked for Solvay Pharmaceuticals as plant manager and in various departments including quality control, validation, and operations. Mr. Marken holds a B.S. in Chemistry from Bemidji State University.
Christopher K. Mutz has been the Company’s Senior Vice President, Head of Rare Disease since February 2021. From May 2019 to January 2021, Mr. Mutz provided consulting services to pharma/biotech companies on pre-launch commercial strategy and life cycle management focused on rare diseases, and provided collaboration and consulting services to multiple early stage companies focused on rare diseases and oncology. Mr. Mutz has more than 25 years of experience in the pharmaceutical industry, including eight years at Alexion Pharmaceuticals and 10 years at Merck and Co. ("Merck"). From November 2011 to April 2019, Mr. Mutz held various leadership positions in sales and marketing business units at Alexion and led U.S. commercial operations and strategy, which achieved two breakthroughs in ultra-rare enzyme replacement therapies, and led the strategy for the launch of SOLIRIS® for the treatment of two rare diseases. While at Merck, from September 2001 to November 2011, Mr. Mutz held various marketing positions, including as leader of the oncology team at Merck’s China subsidiary to support marketed products, and was awarded the Merck Division Award for outstanding contribution, and as a Senior Director, U.S. Marketing of TEMODAR, a treatment for certain types of brain tumors. Mr. Mutz holds a B.A. in Biology from the University of Virginia and an M.B.A. from Cornell University.
Thomas Rowland has been the Company’s Senior Vice President, Head of Established Brands since November 2021. From October 2012 until October 2021, Mr. Rowland was the President and Chief Operating Officer of Arbor Pharmaceuticals, a specialty pharmaceuticals company with a portfolio across multiple therapeutic areas. Prior to that, Mr. Rowland was Chief Business Officer at Ventrus Biosciences, a development stage company focused in gastroenterology. Mr. Rowland has more than 30 years of experience in pharmaceutical operations, including in leading commercial organization as large as 650 personnel and revenue up to $500 million. Mr. Rowland has also lead development team, regulatory, quality and manufacturing functions. Mr. Rowland holds a B.S. in Finance from Metropolitan State University.
Muthusamy Shanmugam, Head of Research & Development and Chief Operating Officer of NJ Operations. Please see “Proposal 1 — Election of Directors” for Mr. Shanmugam’s background and business experience.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis section, or CD&A, is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2023 executive compensation program and the compensation paid by the Company to the following named executive officers in 2023, referred to throughout this Proxy Statement as our “NEOs”:

Executive	Position
Nikhil Lalwani	President and Chief Executive Officer (“CEO”)
Stephen P. Carey	Senior Vice President, Finance and Chief Financial Officer
Chad Gassert	Senior Vice President, Corporate Development & Strategy
Ori Gutwerg	Senior Vice President, Generics
Christopher K. Mutz	Senior Vice President, Head of Rare Disease
EXECUTIVE SUMMARY
We are a diversified bio-pharmaceutical company serving patients in need by developing, manufacturing, and marketing high quality branded and generic prescription pharmaceuticals, including for diseases with high unmet medical need. The Company is focused on delivering sustainable growth by scaling up its Rare Disease business through its lead asset, Cortrophin Gel, strengthening its generics business with enhanced research and development capabilities, delivering innovation in Established Brands and leveraging its U.S. based manufacturing capabilities.
Our objective is to build a sustainable and growing biopharmaceutical company serving patients in need and creating long-term value for our investors. Our overall strategy is enabled by an empowered, collaborative, and purposeful team with a high performance-orientation, "Serving Patients, Improving Lives."

2023 Financial Performance
2023 was a record year of growth for ANI. Our net revenues totaled $486.8 million for the year ending 2023, an increase of over $170.4 million, and nearly 54% year-over-year. Adjusted non-GAAP EBITDA for 2023 was $133.8 million, an increase of nearly $78 million, or 140%. We generated $119.0 million in operating cash flow during 2023, and ended the year with $221.1 million in cash.
Rare Disease revenues were $112.1 million in 2023, an increase of 169% compared to 2022, driven by the continued momentum of Cortrophin Gel. During the year, we saw steady gains across our core therapeutic areas of rheumatology, neurology, and nephrology, and moved into several new areas of opportunity in the ACTH market, including pulmonology, ophthalmology, and gout. Sales of Cortrophin Gel also resulted in an expansion of the overall ACTH market, which grew 15% in 2023.
Generics, Established Brands, and Other revenues were $374.7 million in 2023, an increase of 36% compared to 2022, driven by exceptional new product launch execution, operational excellence, and a U.S.-based manufacturing footprint that allowed us to reliably serve patients in these segments.

2023 Executive Compensation Overview
The major decisions made by our Compensation Committee and Board in 2023 with respect to executive compensation are summarized below. For details, please refer to the “2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL” section in this CD&A.

Base Salary
The Compensation Committee, after considering the market practice survey data of our peer group provided by our independent compensation consultant, increased the base salaries for each of our NEOs ranging from 0% to 4% for 2023.

Annual Incentives
For 2023, the Compensation Committee approved an Executive Incentive Bonus Plan (the “Bonus Plan”) that incorporates financial and strategic performance goals. The CEO’s annual incentive is based 100% on corporate performance and the other NEOs are based on corporate performance and functional/group performance.
Based on the Company’s performance results for 2023, as well as functional/group performance, bonus payouts ranged between 191% and 200% of target opportunities.

Long-Term Incentives
For 2023, the Compensation Committee included the use of performance-based restricted stock units (“PSUs”) for the first time and approved long-term equity grants to the NEOs for 2023. The Compensation Committee approved target long-term equity incentives using a mix of 25% PSUs and 75% time-based restricted stock awards (“RSAs”) for all of the NEOs. PSUs may be earned based on the achievement of two different performance metrics — Adjusted EBITDA Growth and relative Total Shareholder Return (“TSR”).

2023 Say on Pay Results and Stockholder Engagement
Our Compensation Committee and Board are very interested in the ideas and any concerns of our stockholders regarding executive compensation. An advisory vote on executive compensation was presented to our stockholders at last year’s Annual Meeting of Stockholders and was approved by 94.4% of votes cast by stockholders. As our business and executive compensation program continue to evolve, we will also continue to consider the feedback we receive from our stockholders as well as the outcome of say-on-pay votes when making executive compensation decisions.
Compensation Governance Highlights
We also believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Don’t Do
☑	Evaluate and reward performance against pre-determined goals	☒	No fixed terms/guaranteed increases in employment agreements or equity grants
☑	Emphasize significant variable (“at risk”) compensation for our CEO and NEOs	☒	No excessive cash severance
☑	Maintain a “clawback” policy	☒	No repricing or exchange of underwater options without stockholder approval
☑	Use an independent compensation consultant	☒	No special perquisites
☑	Maintain stock ownership guidelines	☒	No supplemental executive retirement plan
☑	Hold an annual say-on-pay vote	☒	No dividends or dividend equivalents on unvested equity awards
☑	Conduct an annual compensation risk assessment
☑	Include “double trigger” equity vesting benefits to our CEO
☑	Include “double trigger” cash severance benefits to all of our NEOs, including our CEO

WHAT GUIDES OUR PROGRAM
Our Compensation Philosophy and Objectives
•Attract and retain: Offer a total compensation program that flexibly adapts to changing economic, regulatory and organizational conditions, and takes into consideration the compensation practices of peer companies
•Pay for performance: Provide a significant portion of compensation through variable compensation that is at-risk and tied to our financial performance, strategic objectives or stock price
•Align executive interests with our stockholders: A significant portion of total compensation is either earned based on our overall financial and operating performance or varies based on our stock price, which contributes to value creation for our stockholders
Elements of Pay: Total Direct Compensation
Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Create an incentive for the achievement of pre-defined annual business and individual objectives.
Long-Term Incentives	Equity (Variable)	Align interests of employees with stockholders; create focus on long-term performance and creating stockholder value; support the Company’s retention strategy
Pay Mix
The following charts provide a breakdown of the target total direct compensation opportunities for our CEO and our other NEOs in 2023. Target total direct compensation includes annualized base salary, target bonus opportunity, and grant date fair value of equity awards.

The Decision-Making Process
The Role of the Compensation Committee
The Compensation Committee oversees the executive compensation program for our executive officers, including the NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed at https://investor.anipharmaceuticals.com/corporate-governance/governance-documents. The Compensation Committee makes all final compensation and equity award decisions regarding our executive officers, including the NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Compensation Committee.
The Role of Management
Our CEO and other key members of our management team, such as our Chief Human Resources Officer, Chief Financial Officer and General Counsel, attend meetings as needed where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. The Compensation Committee considers any input it may receive from our CEO in evaluating the performance of each executive officer (other than our CEO) and approves each executive officer’s compensation. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. The Compensation Committee reviews and discusses the Board’s evaluation of our CEO and makes recommendations to the Board. The independent members of the Board make all final determinations regarding CEO compensation.
The Role of the Independent Compensation Consultant
The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program philosophy and design. Pursuant to authority granted to it under its charter, the Compensation Committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with NASDAQ rules and did not find any conflict of interest.
Fiscal 2023 Peer Group
The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. In setting 2023 target compensation levels for the NEOs, the Company used the peer group detailed below. This peer group was determined by the Compensation Committee based on an in-depth review by its independent compensation consultant, which included an assessment of potential comparators to evaluate the degree to which the current peers have kept pace with the Company’s growth and evolution and an examination of the broader marketplace to identify appropriate and relevant additions to the peer group.
In conjunction with the recommendation of its independent compensation consultant, the Compensation Committee used a combination of proxy peer group and industry compensation surveys to identify competitive market compensation practices and the Company’s overall competitive position. Selection criteria for determining the Company’s compensation peer group generally includes biotechnology and pharmaceutical companies with revenues ranging from 1/3 to 3x the size of the Company, including a review of other key financial metrics important to this industry including market cap, enterprise value, and profitability.

After this in-depth analysis, and at the recommendation of Pearl Meyer, the Compensation Committee approved the following peer group made up of 17 companies.

2023 Peer Group
Amphastar Pharmaceuticals, Inc.	Eagle Pharmaceuticals, Inc.	Pacira BioSciences, Inc.
BioCryst Pharmaceuticals, Inc.	Insmed Incorporated	PTC Therapeutics, Inc.
Catalyst Pharmaceuticals, Inc.	Intercept Pharmaceuticals, Inc.	Supernus Pharmaceuticals, Inc.
Coherus BioSciences, Inc.	Ironwood Pharmaceuticals, Inc.	Travere Therapeutics, Inc.
Collegium Pharmaceutical, Inc.	Lannett Company, Inc.	Vanda Pharmaceuticals Inc.
Corcept Therapeutics Incorporated	Myriad Genetics, Inc.
2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee takes into account factors such as relevant market data as well as individual performance and contributions. The Compensation Committee, after considering the market practices increased the base salaries for each of our NEOs by 0%-4% for 2023.

Name	2022 Base Salary	2023 Base Salary	% Increase
Nikhil Lalwani	$742,630	$772,335	4.0%
Stephen P. Carey (1)	$509,850	$509,850	—
Chad Gassert	$420,000	$432,600	3.0%
Ori Gutwerg	$432,600	$449,904	4.0%
Christopher K. Mutz	$412,000	$428,480	4.0%
__________________________
(1) Prior to the Company creating Senior Vice President, General Counsel and Corporate Secretary and Senior Vice President and Chief Human Resources Officer positions in 2022, Mr. Carey previously oversaw certain matters in the legal and HR functions and his base salary reflected these additional responsibilities.
Executive Incentive Bonus Plan
The Executive Incentive Bonus Plan (the “Bonus Plan”) provides for the payment of annual cash incentive awards to eligible participants. The purpose of the Bonus Plan is to motivate and reward eligible officers and employees of the Company, including the NEOs, for their contributions toward the achievement of certain corporate and/or functional performance goals. Each NEO’s target award opportunity is based on a percentage of their base salary. Actual award payouts are based on performance results and cannot exceed 200% of target award opportunity. Target award opportunities for 2023 are outlined below:

Name	Base Salary	Target Incentive Opportunity (% of Salary)	Cash Target Bonus Opportunity ($)
Nikhil Lalwani	$772,335	100%	$772,335
Stephen P. Carey	$509,850	60%	$305,910
Chad Gassert	$432,600	50%	$216,300
Ori Gutwerg	$449,904	50%	$224,952
Christopher K. Mutz	$428,480	50%	$214,240
For 2023, actual award payouts were based on the achievement of predetermined financial and strategic corporate and/or functional performance objectives as approved by the Compensation Committee. The CEO’s award is 100% based on corporate performance and the other NEOs are based on corporate performance, as well as results in their respective functional/group areas as shown in the table below.

Level	Corporate Performance	Functional / Business Unit Performance
CEO	100%	—
Other NEOs	70%	30%
Corporate Performance Results
Corporate performance is measured using a combination of financial and strategic objectives. For 2023, our corporate objectives were based on target revenue, adjusted EBITDA and key performance metrics for our Generics and Rare Disease business units, as well as business development and overall company-wide efficiency targets. We feel that these factors most closely correlate with our operating performance.
Our 2023 corporate objectives and weightings are highlighted below:

2023 Objective	Weighting
Financial Objectives:
•Net Revenues: $363 million – $385 million	25%
•Adjusted non-GAAP EBITDA: $78 million – $88 million	25%

Generics Business:
•Complete multiple ANDA filings and drive complex injectables development •Strengthen product pipeline to deliver significant new revenues gross profit from new launches in 2023 and 2024 •Grow alternate selling channels	15%

Rare Disease:
•Launch and scale-up peer-to-peer speaker programs across key therapeutic areas •Drive Acute Gouty Arthritis launch •Further strengthen culture of compliance across all business activities	15%

Company-Wide Efficiency, Effectiveness, Controls & Compliance:
•Strengthen organization system and processes across key functional areas to support Company growth and scale up Chennai R&D operations •Reduce operating expenses by $3 million in 2023	10%

Corporate Development & Strategy:
•Define and begin implementation of medium-to-long term strategy	10%
Total	100%
Based on our performance against our corporate objectives described above, the Compensation Committee determined that the corporate performance objectives were achieved at 200% of target, including the below financial objectives:

Weighting	Assessment Results / Achievements	Payout Factor (% of Target)
50%	•Revenues of $486.8 million •Adjusted Non-GAAP EBITDA of $133.8 million	200%
In addition, the Compensation Committee determined that the business objectives were achieved at 200% of target, including with respect to the below:
•The Generics, Established Brands, and Other business unit completed 20 new products filings and overachieved their target by launching 11 products in 2023 in addition to strengthening the Generics pipeline.

•The Rare Disease business unit demonstrated strong commercial execution for the Company's flagship product Cortrophin Gel and launched the 1-mL vial for Acute Gouty Arthritis, as well as further expanded the commercial and sales teams into the key strategic areas of pulmonology and ophthalmology. In addition, the Rare Disease business unit launched a Promotional Speaker Program bureau across four specialties and initiated research studies as well as strengthened the compliance function in several key areas.
•On the operations side, the Company expanded its Chennai, India operations and strengthened the Finance organization as well as realized substantial procurement savings.
•Strategically, the Company successfully completed an equity raise, strengthened its balance sheet, and made significant progress in identifying strategy for business development and acquisitions.
•Finally, the Company defined our Purpose & Values and continued efforts to strengthen the culture of ANI across all areas.
Functional Performance Results
In assessing the functional performance of our NEOs (other than our CEO), the Compensation Committee, with the input of the CEO, considered each officer’s individual contributions to the completion of our corporate goals, and the officer’s individual accomplishments in helping to execute on our strategy within their respective functions. The cash incentive payments to our NEOs ranged from 191% to 200%. In approving the cash incentive payments above the target level, the Compensation Committee and the Board considered the relative performance of the individual relative to his functional or business unit performance.

Name	Accomplishments
Nikhil Lalwani	Led the organization to achieve net revenues of $486.8 million and Adjusted non-GAAP EBITDA of $133.8 million; supported the build of Rare Disease platform, including attraction of key talent and creating a base for growth; led Generics business teams to over-deliver on new product launches; successfully completed an equity raise and strengthened the Company’s balance sheet position; and created a robust pipeline and supported established brands as a revenue driver
Stephen P. Carey	Supported businesses in achievement of record financial year; successfully completed an equity raise and strengthened the Company’s balance sheet position; significantly strengthened the Finance function through multiple hires; support of key initiatives: Rare Disease M&A; initiation of IT Roadmap
Chad Gassert	Conducted comprehensive and systematic Rare Disease market scan and pre-diligence on multiple shortlisted assets
Ori Gutwerg	Drove Generics revenue overperformance at $269.4 million in sales; identified and captured multiple opportunities from supply disruptions; entered into innovative new partnerships with Good Rx, McKesson Global, North Star
Christopher K. Mutz	Drove Rare Disease overperformance at $112.1 million in sales; successful transition of Patient Support Hub to ANI Directed Hub; launched Promotional Speaker Bureau across four specialties; strengthened compliance program and monitoring of key risk areas

2023 Bonus Plan Payouts
The actual cash incentive awards earned by our NEOs for 2023 based on the performance results described above are set forth below.

Name	Cash Target Bonus Opportunity ($)	Corporate Performance Achievement	Corporate Performance Weight	Functional Performance Achievement	Functional Performance Weight	Actual Cash Incentive Payout (% of Target)	Actual Cash Incentive Payout ($)
Nikhil Lalwani	$772,335	200%	100%	—	—	200%	$1,544,670
Stephen P. Carey	$305,910	200%	70%	170%	30%	191%	$584,289
Chad Gassert	$216,300	200%	70%	170%	30%	191%	$413,133
Ori Gutwerg	$224,952	200%	70%	200%	30%	200%	$449,904
Christopher K. Mutz	$214,240	200%	70%	200%	30%	200%	$428,480
Long-Term Incentive Program
2023 Equity Awards
In furtherance of our pay for performance philosophy and culture, we grant equity awards to our NEOs on an annual basis. As part of the annual review cycle, our Compensation Committee implemented the use of PSUs for the first time and approved a grant of 25% PSUs, which cliff vest after three years and 75% restricted stock that vests annually over four years, subject to continued employment.
Factors used to determine the size of these awards included with no particular weighting: (i) the responsibilities, past performance, and anticipated future contributions of the NEO; (ii) the competitiveness of the NEO’s overall compensation package with reference to peer group practices; (iii) the NEO’s existing equity holdings; (iv) the extent to which these holdings are vested; (v) the recommendations of our CEO (other than with respect to his own grant); and (vi) our “burn rate” relative to our industry burn rate guidelines, per certain stockholder and proxy advisor methodologies.
The following table summarizes the number of shares and value of the restricted stock awards and PSUs granted to the NEOs in 2023:

	Restricted Stock Awards		Performance Stock Units
Name	Shares (#)	Fair Market Value at Grant ($)	Shares (#)	Fair Market Value at Grant ($)	Total Value at Grant ($)
Nikhil Lalwani	95,530	$3,996,975	31,843	$1,759,167	$5,756,142
Stephen P. Carey	24,316	$1,017,381	8,105	$447,761	$1,465,142
Chad Gassert	17,369	$726,719	5,789	$319,813	$1,046,532
Ori Gutwerg	17,369	$726,719	5,789	$319,813	$1,046,532
Christopher K. Mutz	17,369	$726,719	5,789	$319,813	$1,046,532
The 2023 PSUs are 50% based on performance against our three-year Adjusted EBITDA Year-on-Year Growth Rate, and the remaining 50% are based on our three-year relative TSR against the constituents of the S&P 600 Pharmaceuticals, Biotechnology and Life Sciences Index. Performance will be measured from January 1, 2023 to December 31, 2025, and the PSUs will cliff vest following the end of the performance period upon the Compensation Committee’s certification of actual results. The PSUs have a threshold payout of 50% of target and a maximum payout of 200% of target, and the payout for the relative TSR PSUs will be capped at target if our stock price performance is negative over the performance period.
OTHER PRACTICES, POLICIES AND GUIDELINES
Stock Ownership Guidelines
The Board of Directors believes that the Company’s most senior executives (including its NEOs) should hold meaningful equity ownership positions in the Company, in part to align the NEOs’ interests with those of the Company’s stockholders. Under the stock ownership guidelines, each NEO is required to hold shares of the Company’s stock as set forth below:

Title	Multiple of Annual Base Salary
Chief Executive Officer	Four (4) Times
All Other Executive Officers	One (1) Times
Executives must comply with these guidelines within five years from the later of their executive officer designation and becoming subject to the guidelines. The guidelines were put into place in April 2021. Holdings include shares owned directly, full value equity awards which have vested, and shares owned indirectly if the executive officer has an economic interest (including shares held by the executive’s spouse, dependent children and/or certain trusts). Five of our executive officers have already achieved the guidelines and the others are on track to achieve the guidelines within the prescribed time period.
Clawback Policy
On December 2, 2023, the Compensation Committee adopted the Dodd-Frank Clawback Policy, which is designed to comply with Section 10D-1 of the Exchange Act and the applicable listing standards of Nasdaq. The Dodd-Frank Clawback Policy requires the Company to recoup any erroneously awarded incentive-based compensation received by certain executives, including each NEO, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. The Dodd-Frank Clawback Policy generally applies to all incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement after the policy's effective date. The Dodd-Frank Clawback Policy was filed as an exhibit to the Company's Form 10-K (referred to therein as the "ANI Pharmaceuticals, Inc. Amended and Restated Clawback Policy").
Other Executive Benefits and Perquisites
During 2023, we provided the following benefits to our NEOs on the same basis as our other eligible employees:
•health insurance;
•vacation, personal holidays and sick days;
•short-term and long-term disability insurance; and
•a 401(k) retirement plan, including a company match.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
We also provide Company-paid life insurance premiums for those executives that have elected them.
Termination and Change of Control Benefits
Our Compensation Committee believes that reasonable severance payments and benefits are necessary to attract and retain executives and are important in incentivizing them to pursue a change in control transaction if it is in the best interest of our stockholders, even if it creates uncertainty for them. As such, and consistent with peer practices, we have termination and change in control provisions in the employment agreements that we have entered into with each of our NEOs.
Our “double-trigger” provisions in the employment agreements preserve morale and productivity, and encourage executive retention in the event of a change in control. They are also designed to (i) provide reasonable compensation to executive officers who leave our Company under certain circumstances to facilitate their transition to new employment, and (ii) require a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
For information regarding the change in control benefits for our NEOs, please refer to the section of this Proxy Statement titled “Potential Payments Upon Termination or Change of Control.”

Tax Considerations
Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO and the other “covered employees” as defined in the rule. While considering tax deductibility as only one of several considerations in determining compensation, the Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to the Company that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not tax deductible for tax purposes.
Compensation Risk Assessment
The Compensation Committee assessed our compensation philosophy and objectives, and forms of compensation and benefits for all employees, including executives, and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
The Compensation Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for our NEOs, thereby discouraging them from taking inappropriate risks. Among other things, our executive compensation program includes the following design features:
•A balanced mix of cash and equity, as well as appropriately balanced fixed (base salary) and variable compensation (cash incentives and equity-based awards)
•A mix of short-term and long-term incentives, with short-term incentives currently representing a significantly lower proportion of the total mix
•Cash and equity incentives solely based on achieving a mix of financial, strategic, and market-based performance objectives
•Cash and equity awards subject to SEC/NASDAQ compliant “clawback” policy implemented in 2023
•Caps on annual cash incentive payouts
•Robust stock ownership guidelines which align the interests of our executive officers with those of our stockholders
•General adherence with prevalent low-risk pay practices
•Strong Say on Pay support over last three years

Compensation Committee Report
The information contained in the following report of the Company’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s annual report on Form 10-K for the year ended December 31, 2023.
Submitted by the Compensation Committee
Antonio R. Pera, Chair
Renee P. Tannenbaum, Pharm.D
Jeanne A. Thoma
Compensation Committee Interlocks and Insider Participation
In 2023, the members of our Compensation Committee were Antonio Pera, Chair, Renee Tannenbaum, and Jeanne Thoma (since May 2023). Robert Brown, Jr. served as chair of the Compensation Committee from January 2021 until May 2023. None of the members of our Compensation Committee in 2023 was at any time during 2023 or at any other time an officer or employee of the Company or any of its subsidiaries, and none had or have any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K. None of the Company’s executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2023.
Summary Compensation Table
The following table sets forth information with respect to the compensation earned or awarded by the Company to its named executive officers (“NEOs”) for each of the last three or fewer fiscal years in which they were a NEO.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation($)(6)	All Other Compensation ($)(7)	Total ($)
Nikhil Lalwani President and Chief Executive Officer	2023	764,341	—	5,756,142	—	1,544,670	13,200	8,078,353
	2022	736,812	—	3,806,102	—	556,973	12,200	5,112,087
	2021	715,347	—	4,369,205	—	1,442,000	14,508	6,541,060
Stephen P. Carey Senior Vice President and Chief Financial Officer	2023	509,857	—	1,465,142	—	584,289	16,800	2,576,088
	2022	505,859	—	1,288,585	—	229,432	15,708	2,039,584
	2021	491,319	—	1,743,585	—	594,000	21,650	2,850,554
Chad Gassert Senior Vice President, Corporate Development and Strategy	2023	429,223	—	1,046,532	—	413,133	7,355	1,896,243
Ori Gutwerg Senior Vice President, Generics	2023	445,254	—	1,046,532	—	449,904	—	1,941,690
	2022	429,217	—	739,041	—	194,670	—	1,362,928
	2021	355,385	134,000	406,441	402,152	221,359	—	1,519,337
Christopher K. Mutz Senior Vice President, Head of Rare Disease	2023	424,050	—	1,046,532	—	428,480	15,389	1,914,451
	2022	408,772	—	739,041	—	144,200	12,200	1,304,213
	2021	338,462	—	508,060	502,697	247,482	9,231	1,605,932
__________________________
(1)Messrs. Gutwerg and Mutz commenced employment with us on February 15, 2021. Mr. Gassert commenced employment with us on November 19, 2021 and became an NEO in 2023.
(2)This column represents base salary earned and reflects pro-rated base salaries from February 15, 2021 through December 31, 2021 for Messrs. Gutwerg and Mutz.

(3)The amount for 2021 for Mr. Gutwerg includes a signing bonus of $134,000 pursuant to his employment agreement.
(4)Amounts in this column reflect the aggregate grant date fair value of restricted stock awards and PSUs computed in accordance with FASB ASC Topic 718 granted during the applicable period, as discussed in Note 13 of our notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2023. The grant date fair value of each restricted stock award is measured based on the closing price of the Company’s common stock on the date of grant. The performance-based PSUs are measured based on the closing price of the Company's common stock on the date of grant. The TSR PSUs have a grant date fair value of $68.65, as calculated using a Monte Carlo simulation model.
(5)Amounts in this column reflect the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718 granted during the applicable period, as discussed in Note 13 of our notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2023. The grant date fair value of the options was determined using the Black-Scholes option pricing model based on the fair market value on the date of grant.
(6)This column represents the earned cash incentive opportunity paid to each NEO in recognition of performance in the fiscal year provided.
(7)Represents (i) 401(k) matching contributions by the Company, and (ii) for Mr. Carey, Mr. Gassert, and Mr. Mutz, Company reimbursement of term life insurance policy pursuant to their employment agreements, in the following amounts for the fiscal years 2023, 2022, and 2021:

Name	Year	401(k) Contribution ($)	Life Insurance Reimbursement ($)
Nikhil Lalwani	2023	13,200	—
	2022	12,200	—
	2021	14,508	—
Stephen P. Carey	2023	13,200	3,600
	2022	12,200	3,508
	2021	17,072	4,578
Chad Gassert	2023	6,356	999
Ori Gutwerg	2023	—	—
	2022	—	—
	2021	—	—
Christopher K. Mutz	2023	13,200	2,189
	2022	12,200	—
	2021	9,231	—

Grants of Plan-Based Awards
The following table sets forth information regarding each grant of an award made to each NEO for the fiscal year ended December 31, 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Approval Date or Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Nikhil Lalwani		—	772,335	1,544,670
	02/28/2023(1)							95,530	3,996,975
	02/28/2023(2)				15,921	31,843	63,686	31,843	1,759,167
Stephen P. Carey		—	305,910	611,820
	02/28/2023(1)							24,316	1,017,381
	02/28/2023(2)				4,052	8,105	16,210	8,105	447,761
Chad Gassert		—	216,300	432,600
	02/28/2023(1)							17,369	726,719
	02/28/2023(2)				2,894	5,789	11,578	5,789	319,813
Ori Gutwerg		—	224,952	449,904
	02/28/2023(1)							17,369	726,719
	02/28/2023(2)				2,894	5,789	11,578	5,789	319,813
Christopher K.		—	214,240	428,480
Mutz	02/28/2023(1)							17,369	726,719
	02/28/2023(2)				2,894	5,789	11,578	5,789	319,813
__________________________
(1)The row represents restricted stock awards, which vest in four equal annual installments on the first four anniversaries of their grant dates. For additional detail on the grant date fair value, see footnote 4 to the Summary Compensation Table above.
(2)The row represents PSUs, which have a threshold payout of 50% of target and a maximum payout of 200% of target and may be earned based on the achievement of two different performance metrics — Adjusted EBITDA Growth and relative TSR, and will cliff vest at the end of the three-year performance period from January 1, 2023 through December 31, 2025. For additional detail on the grant date fair value, see footnote 4 to the Summary Compensation Table above.
Option Exercises and Stock Vested Table
The following table sets forth information regarding the exercise of options and the vesting of stock awards on an aggregated basis during the fiscal year ended December 31, 2023 for each NEO as provided.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nikhil Lalwani	11,616	373,222	74,602	3,207,131
Stephen P. Carey	—	—	37,962	1,517,343
Chad Gassert	—	—	—	—
Ori Gutwerg	13,502	436,250	9,703	431,778
Christopher K. Mutz	—	—	10,509	468,080

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding each unexercised stock option or unvested stock award held by our NEOs as of December 31, 2023.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Nikhil Lalwani	9/8/2020	123,116	44,911	(1)	—	29.00	9/7/2030	—		—
	9/8/2020	—	—		—	—	—	7,127	(2)	392,983
	3/23/2021	—	—		—	—	—	68,248	(2)	3,763,195
	3/24/2022	—	—		—	—	—	75,042	(2)	4,137,816
	4/27/2022	—	—		—	—	—	25,014	(2)	1,379,272
	2/28/2023	—	—		—	—	—	95,530	(2)	5,267,524
	2/28/2023	—	—		—	—	—	31,843	(3)	3,511,646
Stephen P. Carey	5/6/2016	50,000	—		—	46.49	5/5/2026	—		—
	3/31/2017	13,250	—		—	49.51	3/30/2027	—		—
	4/6/2018	9,600	—		—	57.06	4/5/2028	—		—
	3/28/2019	15,064	—		—	66.39	3/27/2029	—		—
	4/10/2020	—	—		—	—	—	9,942	(2)	548,202
	3/23/2021	—	—		—	—	—	27,236	(2)	1,501,793
	3/24/2022	—	—		—	—	—	25,407	(2)	1,400,942
	4/27/2022	—	—		—	—	—	8,469	(2)	466,981
	2/28/2023	—	—		—	—	—	24,316	(2)	1,340,784
	2/28/2023	—	—		—	—	—	8,105	(3)	893,819
Chad Gassert	2/28/2023	—	—		—	—	—	17,369	(2)	957,727
	2/28/2023	—	—		—	—	—	5,789	(3)	638,411
Ori Gutwerg	2/15/2021	13,502	13,504	(1)	—	31.49	2/14/2031	—		—
	2/15/2021	—	—		—	—	—	6,454	(2)	355,874
	3/24/2022	—	—		—	—	—	14,571	(2)	803,445
	4/27/2022	—	—		—	—	—	4,857	(2)	267,815
	2/28/2023	—	—		—	—	—	17,369	(2)	957,727
	2/28/2023	—	—		—	—	—	5,789	(3)	638,411
Christopher K. Mutz	2/15/2021	16,878	16,880	(1)	—	31.49	2/14/2031	—		—
	2/15/2021	—	—		—	—	—	8,068	(2)	444,870
	3/24/2022	—	—		—	—	—	14,571	(2)	803,445
	4/27/2022	—	—		—	—	—	4,857	(2)	267,815
	2/28/2023	—	—		—	—	—	17,369	(2)	957,727
	2/28/2023	—	—		—	—	—	5,789	(3)	638,411
__________________________
(1)Represents stock options that will vest in four equal installments on the first four anniversaries of the grant dates.
(2)Represent awards of restricted stock that vest in four equal installments on the first four anniversaries of the grant dates. The market value of the restricted stock is calculated by multiplying the number of shares by $55.14, the closing market price of the Company’s common stock on December 29, 2023, the last trading day of 2023.
(3)Represents awards of PSUs, which have a threshold payout of 50% of target and a maximum payout of 200% of target and may be earned based on the achievement of two different performance metrics — Adjusted EBITDA Growth and relative Total Shareholder Return (“TSR”), and will cliff vest at the end of the three-year performance period from January 1, 2023 through December 31, 2025. The market value of the PSUs is calculated by multiplying the number of PSUs granted multiplying by 200%, the maximum percentage of PSUs that can vest, by $55.14, the closing market price of the Company’s common stock on December 29, 2023, the last trading day of 2023.

Payments upon Termination or Change in Control
Separation Arrangements
All of our NEOs are employed at-will and may be terminated at any time, with or without formal cause. In addition, all of our NEOs, upon the termination of their employment for any reason other than termination by us for “good cause” (as defined in the respective employment agreements), will be entitled to receive the incentive bonus otherwise earned based upon actual performance and payable to the NEO for the fiscal year ending immediately prior to the NEO’s termination date.
Nikhil Lalwani
Under Mr. Lalwani’s employment agreement, in the event his employment is terminated by us “without good cause” or by Mr. Lalwani for “good reason” (as such terms are defined in his employment agreement), Mr. Lalwani will be entitled, subject to his execution and non-revocation of a release of claims in our favor, to the following: (i) continued payment of his current annual base salary for 24 months following the termination date, (ii) reimbursement of COBRA premiums for COBRA coverage based on the portion of the monthly premium costs covered by the Company for group coverage in effect as of the termination date, following the termination date until the earlier of (a) 18 months and (b) the date that Mr. Lalwani and his eligible dependents become eligible to participate under another similar plan or are ineligible for COBRA coverage, (iii) if such termination occurs after June 30th in any calendar year, a lump sum cash payment equal to the pro-rated maximum target bonus for the fiscal year during which he is terminated, (iv) a lump sum cash payment equal to his annual maximum bonus amount which will be payable on each of the next two anniversaries of his termination date, and (v) all of his options and any unvested restricted stock will vest with respect to that number of shares that would have vested during the 24 months after his termination had he remained employed by the Company during such period, and his vested options will remain exercisable for up to 18 months following his termination date.
If Mr. Lalwani’s employment is terminated by the Company for any reason other than for “good cause” or if he resigns for “good reason” in connection with or within 24 months following a “change in control” (as such terms are defined in his employment agreement), he will be entitled, subject to his execution and non-revocation of a release of claims in our favor, to the following: (i) continued payment of his current annual base salary for 36 months following the later of either his termination date or the date on which the change in control occurs (the “Lalwani CIC Severance Period”), (ii) reimbursement of COBRA premiums for COBRA coverage during the Lalwani CIC Severance Period (or until he and his eligible dependents become eligible to participate in another similar plan or are ineligible for COBRA coverage) based on the portion of the monthly premium costs covered by the Company for group coverage in effect as of his termination date, (iii) a lump sum cash payment equal to the pro-rated portion of the maximum target bonus amount for that year, (iv) lump sum cash payments equal to his maximum target bonus which will be payable on each of the next three anniversaries of the later of his termination date or the date on which the change in control occurs, (v) outplacement services worth in value up to $10,000 and (vi) all of his options to purchase Company common stock and any unvested restricted stock will vest in their entirety and vested options will remain exercisable through their applicable expiration dates.
Mr. Lalwani’s employment agreement also provides that if the compensation and benefits payable to him are subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such payments will be reduced to the extent necessary to provide Mr. Lalwani the greatest after-tax benefit.
Stephen P. Carey
Under the employment agreement for Mr. Carey, if his employment is terminated by the Company “without good cause” or by Mr. Carey for “good reason” (as such terms are defined in his employment agreement), subject to his execution and non-revocation of a release of claims in our favor, he will be entitled to (i) his base salary for a period of 12 months from the date of his termination, (ii) reimbursement equal to the portion of the monthly health premiums paid by the Company on his behalf and that of his eligible dependents immediately preceding the date that his employment terminates until the earlier of (a) 12 months following the termination date and (b) the date that Mr. Carey and his eligible dependents become eligible to participate in a similar plan or are ineligible for COBRA coverage, (iii) if the termination occurs after June 30th in any calendar year, a lump sum cash payment equal to the pro-rated maximum target bonus for the fiscal year during which he is terminated, (iv) a lump sum cash payment equal to Mr. Carey's annual maximum bonus amount, payable on the first payroll date following the first anniversary of his termination date and (v) any options to purchase shares of the Company’s common stock or shares of restricted stock of the Company held by Mr. Carey that are not fully vested at the time of termination will immediately accelerate and vest in full, and any such options will remain exercisable through their expiration dates.

In addition, the employment agreement for Mr. Carey provides that if his employment is terminated by the Company for any reason other than for “good cause” or if he resigns for “good reason” in connection with or within 24 months following a “change in control” (as such terms are defined in his employment agreement), subject to Mr. Carey's execution and non-revocation of a release of claims in our favor, he will be entitled to receive (i) his base salary for 24 months following the later of either his termination date or the date on which the change in control occurs (the “CIC Severance Period”), (ii) a lump sum cash payment equal to the pro-rated annual maximum bonus for the fiscal year during which he is terminated, (iii) lump sum cash payments equal to his maximum annual bonus payable on the first payroll date following each of the next two anniversaries of the later of his termination date and the date on which the change in control occurs, (iv) reimbursement of COBRA premiums for COBRA coverage during the CIC Severance Period (or until Mr. Carey and his eligible dependents become eligible to participate in another similar plan or are ineligible for COBRA coverage) based on the portion of the monthly premium costs covered by the Company for group coverage in effect as of the termination date, (v) any options to purchase shares of the Company’s common stock or shares of restricted stock of the Company held by Mr. Carey that are not fully vested will immediately accelerate and vest in full, (vi) outplacement services worth in value up to $10,000, and (vii) tax gross up payments in the event any payments are subject to the excise taxes imposed by Sections 280G and 4999 of the Code.
Chad Gassert, Ori Gutwerg and Christopher K. Mutz
Under the employment agreement for each of Messrs. Gassert, Gutwerg and Mutz, if the NEO’s employment is terminated by the Company “without good cause” or by the applicable NEO for “good reason” (as such terms are defined in the applicable employment agreement), subject to the applicable NEO’s execution and non-revocation of a release of claims in our favor, he will be entitled to (i) his base salary for a period of 12 months from the date of his termination, (ii) reimbursement equal to the portion of the monthly health premiums paid by the Company on his behalf and that of his eligible dependents immediately preceding the date that his employment terminates until the earlier of (a) 12 months following the termination date and (b) the date that the NEO and his eligible dependents become eligible to participate in a similar plan or are ineligible for COBRA coverage, (iii) if the termination occurs after June 30th in any calendar year, a lump sum cash payment equal to the pro-rated maximum target bonus for the fiscal year during which he is terminated, (iv) a lump sum cash payment equal to the NEO’s annual maximum bonus amount, payable on the first payroll date following the first anniversary of his termination date, and (v) any options to purchase shares of the Company’s common stock or shares of restricted stock of the Company held by the NEO that are not fully vested at the time of termination will vest with respect to that number of shares that would have vested during the 12 months after his termination had he remained employed by the Company during such period, and any vested options will remain exercisable for up to 18 months following his termination date.
In addition, the employment agreement for each of Messrs. Gassert, Gutwerg and Mutz provide that if the applicable NEO’s employment is terminated by the Company for any reason other than for “good cause” or if the NEO resigns for “good reason” in connection with or within 24 months following a “change in control” (as such terms are defined in the applicable employment agreement), subject to the applicable NEO’s execution and non-revocation of a release of claims in our favor, he will be entitled to receive (i) his base salary for 24 months following the later of either his termination date or the date on which the change in control occurs (the “CIC Severance Period”), (ii) a lump sum cash payment equal to the pro-rated annual maximum bonus for the fiscal year during which he is terminated, (iii) lump sum cash payments equal to the NEO’s target annual bonus payable on the first payroll date following each of the next two anniversaries of the later of his termination date and the date on which the change in control occurs, (iv) reimbursement of COBRA premiums for COBRA coverage during the CIC Severance Period (or until the NEO and his eligible dependents become eligible to participate in another similar plan or are ineligible for COBRA coverage) based on the portion of the monthly premium costs covered by the Company for group coverage in effect as of the termination date, (v) any options to purchase shares of the Company’s common stock or shares of restricted stock of the Company held by the NEO that are not fully vested will immediately accelerate and vest in full and any such options will remain exercisable through their expiration dates, and (vi) outplacement services worth in value up to $10,000.
The employment agreement for each of Messrs. Gassert, Gutwerg and Mutz also provides that if the compensation and benefits payable to the NEO are subject to Sections 280G and 4999 of the Code, such payments will be reduced to the extent necessary to provide the NEO the greatest after-tax benefit.
Death and Disability
If any our NEOs’ employment is terminated due to their death or disability, pursuant to the terms of their restricted stock award agreements, any shares that were scheduled to vest on the next vesting date following their termination date will immediately vest as of the termination date.

Change in Control
Under the Company’s Amended and Restated 2022 Stock Incentive Plan, as amended (the “Stock Plan”), awards granted under the Stock Plan or subject to the terms of the Stock Plan will vest in full in the event of a “change in control” of the Company (as defined in the Stock Plan), unless the Compensation Committee provides otherwise. In addition, the stock option agreement under the Stock Plan generally provide that upon a change in control, the post-termination exercise period will be extended until the option expires. Mr. Lalwani’s stock option and restricted stock award agreements, however, provide that his stock awards will only vest in connection with a qualifying termination that occurs in connection with a change in control as provided for in his employment agreement and described under “Separation Arrangements — Nikhil Lalwani” above.
Potential Payments Upon Termination or Change in Control
The following table summarizes the approximate value of the potential benefits each of our NEOs would receive in connection with a termination of employment on December 31, 2023, the last business day of our 2023 fiscal year, including the approximate value of the accelerated vesting of the equity awards that each NEO would receive upon (i) a termination by the Company without good cause or resignation for good reason (a “Qualifying Termination”) not in connection with a change in control and (ii) a Qualifying Termination in connection with or within 24 months following a change in control (the “CIC Period”). For clarity, the table below does not include the value attributable to certain awards that may become vested or partially vested outside of a Qualifying Termination. The value of each NEO’s accelerated equity awards is based upon the closing market price per share of our common stock of $55.14 as of December 29, 2023.
These benefits are in addition to benefits available generally to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and our valuation at that time. There can be no assurance that a termination or change of control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact.

Name(6)	Base Salary Continuation(1) ($)	Bonus Payments(2) ($)	Benefits Continuation(3) ($)	Outplacement Services ($)	Equity Awards(4)(5) ($)	Total ($)
Nikhil Lalwani
Qualifying Termination	1,544,670	4,634,010	45,000	—	12,227,184	18,450,864
Qualifying Termination within CIC Period	2,317,005	6,178,680	90,000	10,000	17,870,511	26,466,196
Stephen P. Carey
Qualifying Termination	509,850	1,223,640	30,000	—	5,407,520	7,171,010
Qualifying Termination within CIC Period	1,019,700	1,835,460	60,000	10,000	5,705,460	8,630,620
Chad Gassert
Qualifying Termination	432,600	865,200	30,000	—	345,834	1,673,634
Qualifying Termination within CIC Period	865,200	1,297,800	60,000	10,000	1,276,932	3,509,932
Ori Gutwerg
Qualifying Termination	449,904	899,808	30,000	—	1,040,516	2,420,228
Qualifying Termination within CIC Period	899,808	1,349,712	60,000	10,000	3,023,384	5,342,904
Christopher K. Mutz
Qualifying Termination	428,480	856,960	30,000	—	1,124,921	2,440,361
Qualifying Termination within CIC Period	856,960	1,285,440	60,000	10,000	3,192,235	5,404,635
__________________________
(1)Assumes base salary amount in effect on December 31, 2023, payable over the severance term, 2 years (3 years within CIC period) for Mr. Lalwani and 1 year (2 years within CIC period) for all other NEOs.
(2)Assumes a full year prorated bonus for 2023, assuming maximum performance at 200% of target level, plus a maximum bonus amount for 2023, at 200% of target level, for each of the years in the applicable severance term, 2 years (3 years within CIC period) for Mr. Lalwani and 1 year (2 years within CIC period) for all other NEOs.
(3)The benefit continuation amount assumes COBRA premium reimbursement at an estimated cost of $2,500 per month, payable over the applicable severance term for the NEO.
(4)The value for stock option awards is calculated by multiplying the number of unvested shares that would be subject to accelerated vesting by the difference between the closing price per share of our common stock of $55.14 on December 29, 2023 and the exercise price of the applicable stock option. No value was attributed for underwater stock options. The value for restricted stock is calculated by multiplying the number of unvested shares that would be subject to accelerated vesting by the price per share of our common stock of $55.14 on December 29, 2023.
(5)The value for PSUs for a Qualifying Termination is calculated assuming target level performance, prorated for the performance period, or one third of the total PSUs granted multiplied by the price per share of our common stock of $55.14 on December 29, 2023. The value for PSUs for a Qualifying Termination within the CIC Period is calculated assuming target level performance, with full acceleration, or 100% of the total PSUs granted multiplied by the price per share of our common stock of $55.14 on December 29, 2023.
(6)To the extent the amounts paid to Messrs. Lalwani, Gassert, Gutwerg, and Mutz are subject Sections 280G and 4999 of the Code, the amounts will be reduced as necessary to provide the respective NEO with the greatest after-tax benefit. To the extent amounts paid to Mr. Carey is subject to Section 280G and 4999 of the Code, he is eligible for a one-time gross up payment on any applicable excise taxes, assuming the highest applicable tax rate.

Indemnification Agreements
The Company has entered into agreements with all of its directors and officers under which the Company is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of the Company’s directors or officers. The Company will be obligated to pay these amounts only if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company. With respect to any criminal proceeding, the Company will be obligated to pay these amounts only if the director or officer had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.
CEO Pay Ratio
Under SEC rules, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our other employees. We determined that the 2023 median of the annual total compensation of all our employees who were employed as of December 31, 2023, other than our CEO, Nikhil Lalwani, was $62,765. Mr. Lalwani’s 2023 annual total compensation was $8,078,353 (as reported in our Summary Compensation Table above). Based on the foregoing, our estimate of the ratio of Mr. Lalwani’s annual total compensation to the median annual total compensation of all our other employees was 129 to 1.
We determined there was not a significant change in our employee population or compensation arrangements that would result in a significant change in the pay ratio disclosure. As such, we use the same median employee we identified in 2022. In 2022,we determined our median employee by preparing a ranked list of our total employee population as of December 31, 2022, excluding Mr. Lalwani, consisting of 710 employees located in the United States, Canada and India. To identify the median compensated employee, we used Box 5 W-2 data, or the equivalent for employees located in Canada and India, for all individuals as of December 31, 2022, annualizing such data for those individuals employed less than the full year of 2022. We then calculated the annual compensation of the median employee using the same methodology used to calculate Mr. Lalwani’s compensation for the Summary Compensation Table.
We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, our ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies’ businesses.
Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance measures for the fiscal years listed below. You should refer to our Compensation Discussion & Analysis (“CD&A”) for a complete description of how executive compensation relates to Company performance measures and how the Compensation Committee makes its decisions related thereto.

Pay Versus Performance Table
The following table provides the information required for our principal executive officer (“PEO”) and non-PEO NEOs for each of the fiscal years ended December 31, 2023, December 31, 2022, December 31, 2021, and December 31, 2020 along with the financial information required to be disclosed for each fiscal year:

Year (1)(2)(3)(4)	Summary Compensation Table Total for PEO $	Summary Compensation Table Total for Former PEO $	Summary Compensation Table Total for Interim PEO $	Compensation Actually Paid to PEO(5)(6) $	Compensation Actually Paid to Former PEO(5)(6) $	Compensation Actually Paid to Interim PEO(5)(6) $	Average Summary Compensation Table Total for non-PEO NEOs $	Average Compensation Actually Paid to non-PEO NEOs(5)(6) $	Year-end value of $100 invested on December 31, 2019 in:		Net Income (Loss) (in millions) $	Revenue (in millions) $
									ANIP $	Peer Group(7) $
2023	8,078,353	—	—	15,160,494	—	—	2,082,118	3,244,810	89.41	91.86	18.8	486.8
2022	5,112,087	—	—	4,452,988	—	—	1,535,136	1,389,338	65.23	94.77	(47.9)	316.4
2021	6,541,060	—	—	10,473,389	—	—	1,927,619	2,846,757	74.72	139.98	(42.6)	216.1
2020	3,715,036	857,814	962,213	3,830,533	(2,920,400)	627,223	2,429,358	689,160	47.09	144.89	(22.5)	208.5
__________________________
(1)    The PEO in each reporting year is our current Chief Executive Officer, Nikhil Lalwani.
(2)    The Former PEO in 2020 is Arthur Przybyl. Mr. Przybyl served as Chief Executive Officer through May 10, 2020.
(3)    The Interim PEO in 2020 is Patrick Walsh. Mr. Walsh served as Interim Chief Executive Officer from May 11, 2020 until September 8, 2020 when Mr. Lalwani commenced employment as Chief Executive Officer.
(4)    Our non-PEO NEOs includes the following executives by year:
a.2023: Stephen P. Carey, Chad Gassert, Ori Gutwerg, Christopher K. Mutz
b.2022: Stephen P. Carey, James G. Marken, Ori Gutwerg, Christopher K. Mutz
c.2021: Stephen P. Carey, James G. Marken, Ori Gutwerg, Christopher K. Mutz
d.2020: Stephen P. Carey, James G. Marken, Robert W. Schrepfer
(5)    Subtractions from, and additions to, total compensation in the Summary Compensation Table (“SCT”) by year to calculate CAP include:

	2023	2022	2021	2020
	PEO ($)	PEO ($)	PEO ($)	PEO ($)	Former PEO ($)	Interim PEO ($)
Total Compensation from SCT	$8,078,353	$5,112,087	$6,541,060	$3,715,036	$857,814	$962,213
Adjustments for Equity Awards:
Subtraction: Value of Stock and Option Awards reported in SCT	(5,756,142)	(3,806,102)	(4,369,205)	(3,305,805)	—	(679,308)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	8,659,248	5,366,964	6,289,690	3,421,302	—	268,765
Addition: Fair value at vest of awards granted and vested during the covered fiscal year	—	—	—	—	—	205,508
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	3,071,536	(1,231,665)	2,092,579	—	—	—
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied at the end of or during the covered fiscal year	1,107,499	(988,296)	(80,735)	—	(3,778,214)	(129,955)
(Subtraction): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	—	—	—	—	—
Compensation Actually Paid (as calculated)	$15,160,494	$4,452,988	$10,473,389	$3,830,533	$(2,920,400)	$627,223

	2023	2022	2021	2020
	Average of Other non-PEO NEOs ($)	Average of Other non-PEO NEOs ($)	Average of Other non-PEO NEOs ($)	Average of Other non-PEO NEOs ($)
Total Compensation from SCT	$2,082,118	$1,535,136	$1,927,619	$2,429,358
Adjustments for Equity Awards:
Subtraction: Value of Stock and Option Awards reported in SCT	(1,151,185)	(881,234)	(1,147,142)	(1,637,904)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	1,731,772	1,242,624	1,739,550	1,007,514
Addition: Fair value at vest of awards granted and vested during the covered fiscal year	—	—	—	—
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	543,087	(256,115)	295,425	(785,997)
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied at the end of or during the covered fiscal year	39,018	(251,073)	31,305	(323,811)
(Subtraction): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	—	—	—
Compensation Actually Paid (as calculated)	$3,244,810	$1,389,338	$2,846,757	$689,160
All equity valuations for each covered fiscal year are calculated in accordance with the provisions of ASC Topic 718. See Note 13 to our audited consolidated financial statements appearing in our 2023 Annual Report on Form 10-K for assumptions underlying the valuations of equity awards.
(6)    CAP for 2020, 2021, and/or 2022 as reflected in last year's disclosure has been adjusted to incorporate updated valuation assumptions and/or corrected vesting dates for certain equity award tranches.
(7)    The Peer Group is the S&P 600 Pharmaceuticals, Biotechnology and Life Sciences Index.
Tabular List of Financial Performance Measures
In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our PEO and non-PEO NEOs in 2023 to our performance were:
•Revenue;
•Adjusted EBITDA;
•Adjusted EBITDA Growth Rate; and
•Relative Total Shareholder Return.
Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:
•the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
•the Company’s Net Income; and
•the Company's Revenue.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

	2019	2020	2021	2022	2023
PEO CAP	—	$3,831	$10,473	$4,453	$15,160
Average non-PEO NEO CAP	—	$689	$2,847	$1,389	$3,245
ANIP value of $100 Invested 12/31/19	$100.00	$47.09	$74.72	$65.23	$89.41
Peer Group value of $100 Invested 12/31/19	$100.00	$144.89	$139.98	$94.77	$91.86
In thousands, CAP for our Former PEO was $(2,920) in 2020 and $0 in each of 2021, 2022 and 2023, and CAP for our Interim PEO was $627 in 2020 and $0 in each of 2021, 2022 and 2023. These values have been omitted from the chart above for ease of readability.
CAP and Company Net Income

	2020	2021	2022	2023
PEO CAP	$3,831	$10,473	$4,453	$15,160
Average non-PEO NEO CAP	$689	$2,847	$1,389	$3,245
Net Income ($Mil.)	$(23)	$(43)	$(48)	$19

In thousands, CAP for our Former PEO was $(2,920) in 2020 and $0 in each of 2021, 2022 and 2023, and CAP for our Interim PEO was $627 in 2020 and $0 in each of 2021, 2022 and 2023. These values have been omitted from the chart above for ease of readability.
CAP and Company Revenue

	2020	2021	2022	2023
PEO CAP	$3,831	$10,473	$4,453	$15,160
Average non-PEO NEO CAP	$689	$2,847	$1,389	$3,245
Revenue ($Mil.)	$208	$216	$316	$487
In thousands, CAP for our Former PEO was $(2,920) in 2020 and $0 in each of 2021, 2022 and 2023, and CAP for our Interim PEO was $627 in 2020 and $0 in each of 2021, 2022 and 2023. These values have been omitted from the chart above for ease of readability.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and corresponding proxy rules under the Exchange Act, the Company is presenting its Stockholders with an advisory (non-binding) vote on the executive compensation programs as described in this Proxy Statement for the Company’s named executive officers (sometimes referred to as “Say on Pay”).
The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s named executive officers as described in the section entitled “Executive Compensation,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Executive Compensation section starting on page 23 of this Proxy Statement for a discussion about the Company’s executive compensation programs, including information about compensation of the Company’s named executive officers for the fiscal year ended December 31, 2023.
The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, the compensation of the Company’s Board, or the Company’s compensation policies as they may relate to risk management.
The Compensation Committee of the Board oversees and administers the Company’s executive compensation program, including the determination and implementation of the Company’s compensation philosophy, policies, and objectives. The Compensation Committee has designed the executive compensation program to align executive compensation with the achievement of the Company’s business goals and strategies, both short- and long-term. The Compensation Committee also seeks to provide executive compensation at levels that will allow the Company to continue to be able to attract and retain the best possible executive candidates, including those who may be employed at or regularly travel to the Company’s Baudette, Minnesota manufacturing facilities.
The Company believes that the most significant components of its executive compensation program reflect sound governance practices and are consistent with industry standards. The Board believes that executive compensation is appropriately allocated between base salary and short- and long-term equity compensation opportunities so as to encourage strong short- and long-term performance, create clear alignment with stockholders and discourage excessive risk-taking. Accordingly, we are asking Stockholders to vote for the following resolution:
“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement, including the Compensation, Discussion and Analysis, compensation tables and narrative discussion.”
The vote solicited by this Proposal 3 is advisory, and therefore is not binding on the Company, the Company’s Board or the Company’s Compensation Committee. The outcome of the vote will not require the Company, the Company’s Board or the Company’s Compensation Committee to take any action, and will not be construed as overruling any decision by the Company or the Board.
The Company’s Board and Compensation Committee each values the opinions of the Company’s Stockholders and, to the extent there is any significant advisory vote against the executive compensation as disclosed in this Proxy Statement, the Company will consider its Stockholders’ view and evaluate what actions, if any, may be appropriate.
We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2025 Annual Meeting of Stockholders.
Required Vote; Recommendation of the Board
The affirmative vote of a majority of the votes cast by Stockholders present, in person (virtually) or by proxy, and entitled to vote on this proposal, is required for advisory approval of this Proposal 3.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 4: APPROVAL OF THE COMPANY'S AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN
This is a proposal to approve the ANI Pharmaceuticals, Inc. Amended and Restated 2022 Stock Incentive Plan, as amended (the “Stock Plan”) to increase the shares issuable under the Stock Plan by 1,610,000 shares (the Stock Plan after giving effect to the amendment and restatement being submitted for approval hereunder, the “Amended 2022 Stock Plan”).

If stockholders approve the Amended 2022 Stock Plan, the Amended 2022 Stock Plan will become effective upon the date of the 2024 Annual Meeting (i.e., May 21, 2024).

Summary of Material Changes Being Made to the Stock Plan and Submitted for Stockholder Approval

The Amended 2022 Stock Plan will make the following material changes to the Stock Plan:

Increase in Authorized Shares	Increase the number of shares authorized for issuance under the Stock Plan by 1,610,000 additional shares
Summary of Prior Changes Incorporated into the Stock Plan
The Amended 2022 Stock Plan also incorporates certain other prior amendments as described below, which:
•Clarified the maximum number of shares of common stock of the Company that may be granted subject to “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code 1986, as amended (the “Code”) shall include the as amended aggregate number of shares;
•Hardwired the treatment of equity awards in connection with a change in control to specify that time-based awards fully vest and performance awards will vest based on actual performance;
•Aligned the cause definition in the Stock Plan with the definitions in the Executive Employment Agreements;
•Clarified that only the unvested portion of an incentive award is subject to forfeiture in the event that the Compensation Committee determines a participant in the Stock Plan commits any action constituting cause;
•Removed the Company’s discretion to defer the exercise of any option, the vesting of any restricted stock award or payment of any stock unit award, performance award or stock bonus pending determination of cause; and
•Aligned the terms of the Stock Plan with Company policy or applicable requirements of law for purposes of determining the extent of any disgorgement or forfeiture of incentive awards in the event of a participant’s breach of the terms of any employment.
Purpose of Share Reserve Increase
As of March 27, 2024, a total of 408,083 shares of our common stock remained available for future grants under the Stock Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. We consider the Stock Plan to be a vital element of our employee compensation program and believe that the continued ability to grant stock awards at competitive levels is in the best interest of the company and our stockholders. Based on our expected future share usage, which we believe will be higher than our historic usage, we estimate that the addition of 1,610,000 shares will provide us with a sufficient reserve for two years of grants of stock awards.

The table below shows the stock awards that were outstanding under the Stock Plan as of March 27, 2024. As of March 27, 2024, the closing sale price of a share of the Company’s common stock on The NASDAQ Global Market was $69.69.

Shares underlying outstanding stock options (#)	Weighted average exercise price per share ($)	Weighted average remaining term	Shares underlying outstanding performance and restricted stock awards	Shares available for future grant
658,317	45.68	4.73	1,710,426	408,083
Burn Rate and Equity Overhang
The Compensation Committee regularly reviews our burn rate and equity overhang activity in order to thoughtfully manage our long-term stockholder dilution. The table below shows our burn rate and equity overhang activity relating to equity grants under the Stock Plan for the last three fiscal years.

Element	2023	2022	2021	Average
Granted	762,283	784,395	709,000	—
Weighted Average Common Shares Outstanding	18,001,213	16,259,786	12,596,000	—
Burn Rate	4.23%	4.82%	5.63%	4.89%
Outstanding	2,123,913	2,048,279	1,695,000	—
Common Shares Outstanding (as of December 31)	20,446,953	17,494,466	16,829,739	—
Overhang	10.39%	11.71%	10.07%	10.72%
The table below shows the number of options and full value awards granted in each of the last three years.

Fiscal Year	Time-Based Option Awards Granted	Time-Based Restricted Stock Awards Granted	Performance-Based Stock Units Granted
2023	2,938	674,246	85,099
2022	35,902	748,493	—
2021	168,000	541,000	—
Note Regarding Forecasts and Forward-Looking Statements
We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal 4 include embedded assumptions which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding our future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.
Best Practices
We have designed the Amended 2022 Stock Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, employees and other service providers and stockholders’ interests. These provisions include, but are not limited to, the following:
No Discounted Options or Stock Appreciation Rights. Stock options and stock appreciation rights (“SARs”) may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Repricing Without Stockholder Approval. The Company cannot, without stockholder approval, reduce the exercise price of a stock option or SAR, and at any time when the exercise price of a stock option or SAR is above the market value of the Company’s common stock, the Company cannot, without stockholder approval, cancel and re-grant or exchange such stock option or SAR for cash, other awards or a new stock option or SAR at a lower exercise price.
Minimum Vesting Requirements. Stock awards granted under the Amended 2022 Stock Plan do not vest prior to the one-year anniversary of the grant date, subject to certain exceptions that are described below.
No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price of an award, shares delivered to or withheld by the Company to pay withholding taxes related to an award, unissued shares resulting from the settlement of stock appreciation rights in stock, and shares withheld by the Company to pay the exercise price of any award or satisfy any tax withholding obligation do not become available for issuance as future awards under the Amended 2022 Stock Plan.
Director Limits. The maximum aggregate grant date value of shares of the Company’s common stock granted to any director in any one calendar year, taken together with any cash fees earned by such director for services rendered during the calendar year, shall not exceed $750,000 in total value (or $1,000,000 in the first calendar year of a director’s initial term).
No Dividends on Unvested Awards. The Amended 2022 Stock Plan provides that any dividends or distributions paid with respect to shares of common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Amended 2022 Stock Plan also prohibits granting dividend equivalents based on the dividends declared on shares of common stock that are subject to an option or SAR and provides that no dividend or dividend equivalents will be paid out with respect to any unvested awards.
No single-trigger acceleration. Under the Amended 2022 Stock Plan, we do not automatically accelerate vesting of awards in connection with a change in control on the company.
No liberal change in control definition. The Amended 2022 Stock Plan defines change in control based on the consummation of the transaction rather than the announcement or stockholder approval of the transaction.
No Transferability. In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered.
No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Amended 2022 Stock Plan can be automatically replenished.
No Automatic Grants. The Amended 2022 Stock Plan does not provide for “reload” or other automatic grants to participants.
No Tax Gross-ups. The Amended 2022 Stock Plan does not provide for any tax gross-ups.
Board Approval of the Amended and Restated 2022 Stock Incentive Plan
On March 28, 2024, our Board approved the Amended 2022 Stock Plan, subject to approval from our stockholders at the 2024 Annual Meeting. Our named executive officers and directors have an interest in this proposal because they are eligible to receive plan awards.
Summary of the Amended 2022 Stock Plan
The following provides a summary of the material features of the Amended 2022 Stock Plan and its operation. This summary does not purport to be a complete description of all of the provisions of the Amended 2022 Stock Plan and is qualified in its entirety by the plan document of the Amended 2022 Stock Plan attached as Appendix A.
Types of Awards Available under the Amended 2022 Stock Plan
We may grant the following types of incentive awards under the Amended 2022 Stock Plan: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock awards; (iv) restricted stock units; (v) performance awards; and (vi) stock bonuses.

Plan Administration
The Amended 2022 Stock Plan will continue to be administered by the Board or by a committee of the Board (the “Administrator”). Any such committee will consist of at least two members of the Board, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent directors” within the meaning of the Listing Rules of The NASDAQ Stock Market. The Company expects the Compensation Committee of the Board will continue to administer the plan. The Administrator may delegate its duties, power and authority under the plan to any of the Company’s officers to the extent consistent with applicable Delaware corporate law, except with respect to participants subject to Section 16 of the Exchange Act.
The Administrator has the authority to determine all provisions of incentive awards consistent with terms of the Amended 2022 Stock Plan, including the eligible recipients who will be granted one or more incentive awards under the Amended 2022 Stock Plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and the restrictions and other conditions to which the payment or vesting of incentive awards may be subject. The Administrator has the authority to pay the economic value of any incentive award in the form of cash, the Company’s common stock or any combination of both, and may amend or modify the terms of outstanding incentive awards (except for any prohibited “repricing” of options, discussed below) so long as the amended or modified terms are permitted under the Amended 2022 Stock Plan and any adversely affected participant has consented to the amendment or modification. The Administrator may not grant incentive awards (other than “exempted awards” as described below) that vest or become exercisable less than twelve months after the grant of such award. For purposes of this minimum vesting requirement, “exempted awards” include incentive awards granted prior to April 10, 2020 and those incentive awards granted on or after April 10, 2020 for up to a maximum 5% of the total number of shares of Common Stock available for future grants under the Amended 2022 Stock Plan as of April 10, 2020.
In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin off) or any other similar change in corporate structure or shares; any purchase, acquisition, sale, disposition or write down of a significant amount of assets or a significant business; any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; any uninsured catastrophic losses or extraordinary non-recurring items as described in Financial Accounting Standards Board Accounting Standards Codification 225, Income Statement or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year; or any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an incentive award, the Administrator (or, if the Company is not the surviving corporation in any such transaction, the Board of the surviving corporation) may, without the consent of any affected participant, amend or modify the vesting criteria of any outstanding incentive award that is based in whole or in part on the financial performance of the Company (or any subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Administrator or the board of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the plan as then in effect. The Administrator, in its sole discretion, may amend the terms of the plan or incentive awards with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or subsidiary’s interests, or to meet objectives of the plan, and may, where appropriate, establish one or more sub-plans for the purposes of qualifying for preferred tax treatment under foreign tax laws. This authority does not, however, permit the Administrator to take any action:
•To reserve shares or grant incentive awards in excess of the limitations provided in the Amended 2022 Stock Plan;
•To effect any repricing of options, as discussed below;
•To grant options or stock appreciation rights having an exercise price less than 100 percent of the “fair market value” (as defined below) of one share of the Company’s common stock on the date of grant; or
•For which stockholder approval would then be required pursuant to Section 422 of Code, the Listing Rules of The NASDAQ Stock Market or other applicable market or exchange.
Except in connection with certain specified changes in the Company’s corporate structure or shares, the Administrator may not, without prior approval of the Company’s stockholders, seek to effect any repricing of any previously granted, “underwater” option or stock appreciation right by:
•Amending or modifying the terms of the underwater option or stock appreciation right to lower the exercise price;
•Canceling the underwater option or stock appreciation right in exchange for cash, replacement options or stock appreciation rights having a lower exercise price or other incentive awards; or

•Repurchasing the underwater options and stock appreciation rights and granting new incentive awards under the Amended 2022 Stock Plan.
For purposes of the Amended 2022 Stock Plan, an option or stock appreciation right is deemed to be “underwater” at any time when the fair market value of the Company’s common stock is less than the exercise price.
Shares Available for Issuance under the Amended 2022 Stock Plan
The maximum number of shares of the Company’s common stock reserved for issuance under the Amended 2022 Stock Plan will be the sum of (i) 4,900,000, (ii) 1,610,000 additional shares subject to the approval of the Company’s stockholders, and (iii) the number of shares of common stock subject to incentive awards outstanding under any prior restatement of the Amended 2022 Stock Plan, but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares. In addition, the number of shares available for issuance under the Amended 2022 Stock Plan is subject to increase to the extent that the Company assumes or replaces any outstanding equity awards issued by the target company in connection with a merger or acquisition transaction. However, any available shares issuable pursuant to assumed or replaced equity awards in connection with a merger or acquisition transaction may only be utilized to the extent permitted under the Listing Rules of The NASDAQ Stock Market and will not be available for reissuance if such assumed or replacement awards are forfeited without the issuance of shares. Subject to adjustment as described below, no more than 6,510,000 shares of the Company’s common stock may be issued or transferred under the Amended 2022 Plan pursuant to incentive stock options. Subject to adjustment as described below, the maximum aggregate grant date fair value (as determined for financial accounting purposes) of shares of common stock granted to any director in any one calendar year, taken together with any cash fees earned by such director for services rendered during the calendar year, shall not exceed $750,000 in total value (or $1,000,000 during the calendar year in which the director’s initial term commences).
Shares of the Company’s common stock that are issued under the Amended 2022 Stock Plan or that potentially are issuable pursuant to outstanding incentive awards reduce the number of shares remaining available. All shares so subtracted from the amount available under the plan with respect to an incentive award that lapses, expires, is forfeited or for any reason is terminated, unexercised or unvested and any shares of the Company’s common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of the Company’s common stock will automatically again become available for issuance under the plan. However, any shares not issued due to the exercise of an option by a “net exercise” or the tender or attestation as to ownership of previously acquired shares, as well as shares covered by a stock appreciation right, to the extent exercised, and shares withheld by the Company to satisfy any tax withholding obligations will not again become available for issuance under the plan.
Eligibility to Receive Awards
The Administrator selects the employees, consultants and non-employee directors who will be granted awards under the Amended 2022 Stock Plan. The actual number of employees, consultants and non-employee directors who will receive an award under the Amended 2022 Stock Plan cannot be determined in advance because the Administrator has the discretion to select the participants. As of December 31, 2023, approximately 600 employees and 7 non-employee directors were eligible to participate in the Amended 2022 Stock Plan.
Stock Options
A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. Under the Amended 2022 Stock Plan, the Administrator may grant nonqualified stock options and incentive stock options, subject to the share limitations described above.
Exercise Price of an Option
The exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of the Company’s common stock on the date of grant (or 110 percent of the fair market value of one share of the Company’s common stock on the date of grant of an incentive stock option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary). However, in the event options are granted as a result of the Company’s assumption or substitution of options in a merger or acquisition, the exercise price will be the price determined by the Administrator pursuant to the conversion terms applicable to the transaction. At any time while the Company’s common stock is listed on The NASDAQ Global Market, “fair market value” under the plan means the closing sale price of a share at the end of the regular trading session on the date of grant as reported by The NASDAQ Global Market as of the date in question (or, if no shares were traded on such date, the next preceding day on which there was such a trade). As of December 29, 2023 (the last trading day in 2023), the closing sale price of a share of the Company’s common stock on The NASDAQ Global Market was $55.14.

Payment for the Exercise Price of an Option
The total purchase price of the shares to be purchased upon exercise of an option will be paid (i) in cash; (ii) by using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of the Company’s common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (iii) by using a cashless exercise procedure pursuant to which the optionee surrenders to the Company shares of the Company’s common stock either underlying the option or that are otherwise held by the optionee. In the case of a “net exercise” of an option, the Company will not require a payment of the exercise price of the option from the participant but will reduce the number of shares of the Company’s common stock issued upon the exercise by the largest number of whole shares having a fair market value that does not exceed the aggregate exercise price for the shares exercised. Any shares of the Company’s common stock tendered or covered by an attestation will be valued at their fair market value on the exercise date.
Option Exercises
Options may be exercised in whole or in installments, as determined by the Compensation Committee, and the Compensation Committee may impose conditions or restrictions to the exercisability of an option, including that the participant remain continuously employed by the Company for a certain period or that the participant or the Company (or any subsidiary, division or other subunit of the Company) satisfy certain specified performance objectives. An option may not become exercisable, nor remain exercisable after 10 years from its date of grant (five years from its date of grant in the case of an incentive stock option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary).
Stock Appreciation Rights
A stock appreciation right is the right to receive a payment from the Company, in the form of shares of the Company’s common stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of the Company’s common stock and a specified exercise price of such shares. Stock appreciation rights will be subject to such terms and conditions, if any, consistent with the other provisions of the Amended 2022 Stock Plan, as may be determined by the Compensation Committee. The Administrator will have the sole discretion to determine the form in which payment of the economic value of stock appreciation rights will be made to a participant (i.e., cash, the Company’s common stock or any combination thereof) or to consent to or disapprove the election by a participant of the form of such payment.
The exercise price of a stock appreciation right will be determined by the Administrator, in its discretion, at the date of grant but may not be less than 100 percent of the fair market value of one share of the Company’s common stock on the date of grant, except as provided below in connection with certain “tandem” grants (as further defined below). However, in the event that stock appreciation rights are granted as a result of the Company’s assumption or substitution of stock appreciation rights in a merger or acquisition, the exercise price will be the price determined by the Administrator pursuant to the conversion terms applicable to the transaction. A stock appreciation right will become exercisable at such time and in such installments as may be determined by the Administrator in its sole discretion at the time of grant; provided, however, that no stock appreciation right may be exercisable after 10 years from its date of grant.
Stock appreciation rights may be granted alone or in addition to other incentive awards, or in tandem with an option, at the time of grant of the option. A stock appreciation right granted in tandem with an option shall cover the same number of shares of the Company’s common stock as covered by the option (or such lesser number as the Administrator may determine), shall be exercisable at such time or times and only to the extent that the related option is exercisable, have the same term as the option and will have an exercise price equal to the exercise price for the option. Upon the exercise of a stock appreciation right granted in tandem with an option, the option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, upon exercise of an option having a related stock appreciation right, the stock appreciation right will be canceled automatically to the extent of the number of shares covered by the option exercise.

Restricted Stock Awards
A restricted stock award is an award of the Company’s common stock that vests at such times and in such installments as may be determined by the Administrator and, until it vests, is subject to restrictions on transferability and/or the possibility of forfeiture. The Administrator may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by the Company for a certain period or that the participant or the Company (or any subsidiary, division or other subunit of the Company) satisfy specified performance objectives. To enforce the restrictions, the Administrator may place a legend on the stock certificates referring to such restrictions and may take other steps to enforce the restrictions.
Additionally, unless the Amended 2022 Stock Plan provides otherwise, a participant will have all voting, liquidation and other rights with respect to shares of the Company’s common stock issued to the participant as a restricted stock award upon the participant becoming the holder of record of such shares as if the participant were a holder of record of shares of the Company’s unrestricted common stock; provided that no dividends will be paid with respect any unvested restricted stock award.
Stock Unit Award or Restricted Stock Units
A stock unit award or restricted stock unit is a right to receive the fair market value of one or more shares of the Company’s common stock, payable in cash, shares of the Company’s common stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives. Stock unit awards or restricted stock units will be subject to such terms and conditions, if any, consistent with the other provisions of the Amended 2022 Stock Plan, as may be determined by the Administrator.
Performance Awards or Units
A participant may be granted one or more performance awards or units under the Amended 2022 Stock Plan, and such performance awards or units will be subject to such terms and conditions, if any, consistent with the other provisions of the Amended 2022 Stock Plan, as may be determined by the Administrator in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
Stock Bonuses
A participant may be granted one or more stock bonuses under the Amended 2022 Stock Plan, and such stock bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the Amended 2022 Stock Plan, as may be determined by the Administrator in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
Dividend Equivalents
The Administrator may pay dividends or dividend equivalents based on the dividends declared on shares of the Company’s common stock with respect to the shares underlying an incentive award, as determined by the Administrator; provided, however, no dividend equivalents may be granted with respect to shares of the Company’s common stock underlying options or stock appreciation rights or with respect to any unvested incentive awards.
Consequences of Changes in our Capital Structure
In the event that the Compensation Committee, in its role as the administrator of the Amended 2022 Stock Plan, determines that any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar corporate transaction or change in the corporate structure or shares of the Company affects the common stock such that any adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided or made available under the Amended 2022 Stock Plan, then the Administrator may adjust:
•The number and kind of securities or other property that may be issued with respect incentive awards;
•The number and kind of securities or property subject to outstanding incentive awards; and
•The exercise price of outstanding options and stock appreciation rights.
Under appropriate circumstances, the Administrator may provide for the cancellation of outstanding incentive awards in exchange for a cash payment.

Consequences of a Merger or Similar Transaction
For incentive awards granted under the plan on or after March 24, 2022 (other than incentive awards granted to non-employee members of the Board, in which case the provisions in the Company’s Director Compensation Policy shall apply), if a Change in Control occurs prior to the date on which an incentive award is vested and prior to the participant’s separation from service, if such incentive award remains outstanding following the Change in Control (whether by substitution with another award or otherwise), and if there is a termination of the participant’s employment or service with the Company and any subsidiary (or any successor) without “Good Cause” or without “Cause,” (as defined in any agreement between the participant and the Company, or if not so defined, without “Cause” as defined in the Plan), or a constructive termination, including a resignation by the participant for “Good Reason” (as may be defined in any agreement between the participant and the Company) at any time within the 24 months following the Change in Control, then the following shall apply:
•All outstanding options and stock appreciation rights shall become fully vested and exercisable;
•All incentive awards that are restricted stock awards, stock unit awards, and/or stock bonuses shall become fully vested; and
•For all incentive awards that are performance awards, the Compensation Committee shall determine the extent to which performance conditions are met considering actual performance, in accordance with the terms of the plan and the applicable award agreement.

In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the stock of the Company (a “Corporate Transaction”), each outstanding incentive award (including the portion of the award that is not otherwise exercisable or non-forfeitable) shall automatically lapse without the consent of any participant, unless pursuant to the terms of such Corporate Transaction the outstanding incentive award is required or permitted to remain outstanding or is assumed by the surviving company (or its parent company) or replaced with an equivalent incentive award granted by the surviving company (or its parent company) in substitution for such outstanding incentive award. If an incentive award lapses pursuant to the preceding sentence because it was not assumed or substituted for in connection with the Corporate Transaction, then (i) all the participant’s options and stock appreciation rights shall become immediately vested and exercisable immediately prior to the consummation of the Corporate Transaction; (ii) all time-based vesting requirements on the participant’s incentive awards that are restricted stock awards, stock unit awards, and/or stock bonuses shall be deemed to be satisfied in full; and (iv) with respect to each incentive award that is a performance award, the Compensation Committee shall determine the extent to which performance conditions are met based on actual performance achieved, in accordance with the terms of the plan and the applicable award agreement. After giving effect to the vesting acceleration described herein, the Compensation Committee shall either (i) allow all participants to exercise all such options and stock appreciation rights to the extent vested and exercisable as of the consummation of such Corporate Transaction within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding incentive awards that remain unexercised or which are not otherwise vested upon consummation of the Corporate Transaction, or (ii) cancel any or all outstanding incentive awards in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the participant would have received (net of the exercise price) with respect to such vested incentive awards had such options and stock appreciation rights been exercised and such other vested incentive awards settled immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an incentive award lapses upon consummation of a Corporate Transaction and such award is not vested and non-forfeitable or the exercise price with respect to any outstanding option or stock appreciation right exceeds the fair market value of the Company’s common stock immediately prior to the consummation of the Corporation Transaction, such incentive awards shall be cancelled without any payment to the participant.
For purposes of the Amended 2022 Stock Plan, a “Change in Control” of the Company occurs upon:
•The sale, lease, exchange or other transfer of substantially all of the assets of the Company (in one transaction or in a series of related transaction) to a person or entity that is not controlled, directly or indirectly, by the Company;
•The approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company;
•Any person becomes, after the effective date of the Amended 2022 Stock Plan, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of: (i) 20 percent or more, but not 50 percent or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the continuity directors; or (ii) 50 percent or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);
•A merger or consolidation to which the Company is a party if the Company’s stockholders immediately prior to effective date of such merger or consolidation do not have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation represent (i) more than 50 percent but less than 80 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (ii) 50 percent or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);
•The continuing directors (as of the effective date of the Amended 2022 Stock Plan) cease for any reason to constitute at least a majority of the Board; or
•Any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.
If an incentive award is subject to Section 409A of the Code, no payment of cash or other property shall be made with respect to such incentive award until the earlier of a change in control within the meaning of Section 409A of the Code or such time as such Incentive Award would have otherwise settled in the absence of a corporate transaction.
Transferability of Awards
In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered. However, a participant is entitled to designate a beneficiary to receive an incentive award on such participant’s death, and in the event of such participant’s death, payment of any amounts due under the Amended 2022 Stock Plan, will be made to, and exercise of any options or stock appreciation rights may be made by, such beneficiary. Additionally, upon a participant’s request, the Administrator may permit a participant to transfer all or a portion of a non-statutory option, other than for value, to certain of the participant’s family members or related family trusts, foundations or other entities. Permitted transferees of non-statutory options will remain subject to all the terms and conditions of the incentive award applicable to the participant.
Effect of Termination of Employment or Other Services
If a participant ceases to be employed by, or perform other services for the Company, all incentive awards held by the participant will be treated as set forth below unless provided otherwise in the agreement evidencing the incentive award or modified by the Administrator in its discretion as set forth below. Upon termination due to death, disability or retirement, all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of one year thereafter (but in no event after the expiration date of any such option or stock appreciation rights), and all options and stock appreciation rights that are not exercisable, all unvested restricted stock awards, all outstanding but unpaid stock unit awards or restricted stock units, performance awards or units and stock bonuses then held by the participant will be terminated and forfeited. Upon termination for a reason, other than death, disability or retirement, which is not also for “cause” (as defined in the Amended 2022 Stock Plan), all outstanding options and stock appreciation rights then held by the participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such option or stock appreciation right). Also, upon such termination all options and stock appreciation rights that are not exercisable, all unvested restricted stock awards, and all outstanding but unpaid stock unit awards or restricted stock units, performance awards or units and stock bonuses then held by the participant will be terminated and forfeited.
If a participant is determined by the Administrator, acting in its sole discretion, to have committed any action that would constitute cause, regardless of whether such action or the Administrator’s determination occurs before or after the termination of the participant’s employment with the Company or any subsidiary, all rights of the participant under the Amended 2022 Stock Plan and any award agreements evidencing an incentive award then held by the participant shall terminate and be forfeited without notice of any kind.
The Administrator at any time (including on or after the date of grant or following termination), in connection with a participant’s termination, may cause options or stock appreciation rights held by the participant to terminate, become or continue to become exercisable and/or remain exercisable, and restricted stock awards, stock unit awards or restricted stock units, performance awards or units or stock bonuses then held by the participant to, terminate, vest or become free of restrictions and conditions to payment, as the case may be.

Amendment and Termination

Unless terminated earlier, the Amended 2022 Stock Plan will terminate on the day immediately preceding the tenth anniversary of its effective date. Incentive awards outstanding at the time the Amended 2022 Stock Plan is terminated may continue to be exercised, earned or become free of restriction, according to their terms. The Board may suspend or terminate the Amended 2022 Stock Plan or any portion of the Amended 2022 Stock Plan at any time. In addition to the Administrator’s authority to amend the Amended 2022 Stock Plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary, the Board may amend the Amended 2022 Stock Plan from time to time in order that incentive awards under the Amended 2022 Stock Plan will conform to any change in applicable laws or regulations or in any other respect that the Board may deem to be in the Company’s best interests; provided, however, that no amendments to the Amended 2022 Stock Plan will be effective without stockholder approval, if it is required under Section 422 of the Code or the Listing Rules of The NASDAQ Stock Market, or if the amendment seeks to increase the number of shares reserved for issuance under the Amended 2022 Stock Plan (other than as a result of a permitted adjustment upon certain corporate events, such as stock splits) or to modify the prohibitions on underwater option re-pricing discussed above. Termination, suspension or amendment of the Amended 2022 Stock Plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in the Company’s capitalization or a “change in control” of the Company.
Federal Tax Consequences to Participants as a Result of Receiving an Award under the Stock Plan
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers resulting from awards granted under the Amended 2022 Stock Plan based on federal income tax laws in effect on the date of this Proxy Statement.
This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the Amended 2022 Stock Plan.
Nonqualified Stock Options
No taxable income generally is reportable when a nonqualified stock option is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the difference between the fair market value of the purchased shares on the exercise date and the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be a capital gain or loss.
Incentive Stock Options
No taxable income is reportable when an incentive stock option is granted or exercised, unless the alternative minimum tax, or AMT, rules apply, in which case AMT taxation will occur in the year of exercise. If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as a capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, the participant generally will have ordinary income at the time of the sale equal to the difference between the fair market value of the shares on the exercise date, or the sale price, if less, and the exercise price of the option. Any additional gain or loss generally will be taxable at long- term or short-term capital gain rates, depending on whether the participant has held the shares for more than one year.
Restricted Stock
A participant will not recognize taxable income upon the grant of restricted stock unless the participant elects to be taxed at that time. Instead, a participant generally will recognize ordinary income at the time of vesting equal to the difference between the fair market value of the shares on the vesting date and the amount, if any, paid for the shares. However, the recipient of a restricted stock award may elect, through a filing with the Internal Revenue Service, to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Restricted Stock Units
A participant generally will not recognize taxable income upon grant of restricted stock units. Instead, the participant generally will recognize ordinary income at the time the restricted stock units are settled equal to the fair market value of the shares on the settlement date less the amount, if any, paid for the shares.
Stock Appreciation Rights
A participant generally will not recognize taxable income upon the grant of a stock appreciation right. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the difference between the fair market value of the exercised shares on the exercise date and the corresponding exercise price of the stock appreciation right. Any additional gain or loss recognized upon any later disposition of the shares would be a capital gain or loss.
Dividend Equivalents
A participant generally will recognize ordinary income each time a payment is made or shares are received pursuant to the dividend equivalent equal to the fair market value of the payment made or shares received.
Tax Effects as a Result of Grants of Awards under the Stock Plan
We generally will be entitled to a tax deduction in connection with the vesting, settlement or exercise of an award under the Amended 2022 Stock Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income, such as when a participant exercises a nonqualified stock option. Special rules limit the deductibility of compensation paid to our certain executive officers. In addition, Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

Historical Plan Benefits
The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to stock awards that have been granted (even if not currently outstanding) under the Stock Plan, since it originally became effective through March 31, 2024.

Name and position(1)	Number of shares subject to stock awards(2)
Nikhil Lalwani	533,156
President and Chief Executive Officer
Stephen P. Carey	315,446
Senior Vice President, Finance and Chief Financial Officer
Chad Gassert(3)	41,052
Senior Vice President, Corporate Development and Strategy
Ori Gutwerg(4)	81,653
Senior Vice President, Generics
Christopher K. Mutz(4)	90,249
Head of Rare Disease
All current executive officers as a group (10 persons)	1,438,226
All current directors who are not executive officers as a group (6 persons)(5)	219,782
All employees, including all current officers who are not executive officers, as a group	2,000,927
__________________________
(1)No awards have been granted under the Stock Plan to any associate of any of our directors (including nominees) or executive officers, and no person, other than Mr. Lalwani and Mr. Carey, has received 5% or more of the total awards granted under the Stock Plan since its inception.
(2)These stock awards consist of stock options, restricted stock awards and performance stock units.
(3)Mr. Gassert commenced employment with us on November 19, 2021
(4)Messrs. Gutwerg and Mutz commenced employment with us on February 15, 2021.
(5)All the non-employee directors who are nominees for election as a director are included within this group. The total number of shares subject to stock awards that have been granted to each director on an individual basis are as follows: Patrick Walsh: 50,936; Thomas Haughey: 41,750; Matthew Leonard: 7,583; Antonio Pera: 49,651; Jeanne Thoma: 49,651 and Renee Tannenbaum: 20,211.

Equity Compensation Plan Information
The following table provides information as of December 31, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	474,085		53.55	1,211,568	(2)
Equity Compensation Plans Not Approved by Security Holders	215,289	(3)	29.55	—
Total	689,374		45.47	1,211,568
__________________________
(1)The weighted average exercise price does not take into account the shares issuable upon the vesting of the outstanding restricted stock awards, which have no exercise price.
(2)Includes 1,092,984 shares available for future issuance under the Stock Plan. Also includes 118,584 shares available for future issuance under the Company’s 2016 Employee Stock Purchase Plan.
(3)Consists of shares underlying stock options granted outside of our Stock Plan pursuant to inducement awards to Mr. Lalwani on September 8, 2020 and to each of Messrs. Gutwerg and Mutz on February 15, 2021. These awards will vest in four equal installments on the first four anniversaries of their respective grant dates.
Considerations of the Board
We believe that the approval of ANI's Amended 2022 Stock Plan is essential to our continued success. Our employees and consultants are our most valuable asset. Equity awards such as those provided under the Amended 2022 Stock Plan will substantially assist us in continuing to attract and retain employees, consultants and non-employee directors in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees and consultants to achieve our goals. We will benefit from increased stock ownership by selected executives, other employees, consultants and non-employee directors. The increase in the reserve of common stock available under the Amended 2022 Stock Plan will enable us to continue to grant such awards to executives, other eligible employees, our consultants and non-employee directors. If our stockholders do not approve the Amended 2022 Stock Plan by voting for Proposal 4, the share increase will not become effective.
Vote Required
To approve this proposal, a majority of voting power entitled to vote thereon, present virtually or represented by proxy, at the Annual Meeting of Stockholders must vote “FOR” this proposal.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our Common Stock and Class C Special Stock as of March 15, 2024 with respect to:
•each of our directors and NEOs;
•all directors and executive officers as a group; and
•each person who is known to own beneficially more than 5% of our Common Stock or Class C Special Stock.
In accordance with SEC rules, each listed person’s beneficial ownership includes:
•all shares the Stockholder actually owns beneficially or of record;
•all shares over which the Stockholder has or shares voting or investment power; and
•all shares the Stockholder has the right to acquire within 60 days.
Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and/or investment power. Unless otherwise indicated, the address of each person listed in the table is do ANI Pharmaceuticals, Inc., 210 Main Street West, Baudette, Minnesota 56623.
Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each Stockholder is based on 20,998,019 shares of Common Stock and 10,864 shares of Class C Special Stock outstanding as of March 15, 2024.

	Common Stock Beneficially Owned		Class C Special Stock Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent	Number(1)	Percent
5% Stockholders or holders of Class C Special Stock:
BlackRock, Inc.(2)	2,524,660	12.0%	—	—
Meridian Venture Partners II, L.P.(3)	1,419,381	6.8%	—	—
Vanguard Group(4)	1,288,972	6.1%	—	—
Rubric Capital Management LP(5)	1,125,000	5.4%	—	—
Louis W. Sullivan, M.D.(6)	—	—	2,777	25.6%
Hans Michael Jebsen(7)	—	—	2,777	25.6%
Angela Ho(8)	—	—	2,777	25.6%
Marcus Jebsen(9)	—	—	1,388	12.8%
Named Executive Officers and Directors:
Thomas Haughey(10)	51,750	*	—	—
Matthew Leonard(11)	7,583	*	—	—
David Nash(12)	43,195	*	—	—
Antonio Pera(13)	42,651	*	—	—
Muthusamy Shanmugam(14)	896,010	4.3%	—	—
Renee Tannenbaum(15)	20,211	*	—	—
Jeanne Thoma(16)	52,223	*	—	—
Patrick Walsh(17)	74,936	*	—	—
Nikhil Lalwani(18)	476,059	2.3%	—	—
Stephen P. Carey(19)	250,363	1.2%	—	—
Chad Gassert(20)	312,643	1.5%	—	—
Ori Gutwerg(21)	76,254	*	—	—
Christopher Mutz(22)	98,543	*	—	—
All executive officers and directors as a group (17 persons)	2,664,398	12.7%	—	—

__________________________
*Indicates beneficial ownership of less than 1%.
(1)Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of common stock and class C special stock subject to options or warrants currently exercisable, or exercisable within 60 days of March 15, 2024, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of common stock and class C special stock indicated. As of March 15, 2024, there were 21,356,416 shares of common stock issued, 20,998,019 shares of common stock outstanding and 10,864 shares of class C special stock issued and outstanding.
(2)Based solely on Schedule 13G/A filed by BlackRock, Inc. on January 23, 2024. According to the Schedule 13G/A, the address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)Based solely on Schedule 13D/A filed by Meridian Venture Partners II, L.P. on March 14, 2024. According to the Schedule 13D/A, the address for Meridian Venture Partners II, L.P is 259 N. Radnor-Chester Road, Suite 130, Radnor, Pennsylvania 19087.
(4)Based solely on Schedule 13G filed by The Vanguard Group on February 13, 2024. According to the Schedule 13G, the address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(5)Based solely on Schedule 13G filed by Rubric Capital Management LP on February 12, 2024. According to the Schedule 13G, the address of Rubric Capital Management LP is 155 East 44th St, Suite 1630, New York, NY 10017.
(6)The address of Louis W. Sullivan, M.D. is 5287 North Powers Ferry Road, Atlanta, GA 30327.
(7)The address of Hans Michael Jebsen is c/o Jebsen & Co. Ltd., 28/F Caroline Center, 28 Yun Ping Road, Causeway Bay, Hong Kong, China.
(8)The address of Angela Ho is 386 Columbus Avenue, Apt. 16B, New York, NY 10024.
(9)The address of Marcus Jebsen is c/o MF Jebsen International Ltd., Island Place Tower, 29th Floor, 510 King’s Road, North Point, Hong Kong, China.
(10)These shares include options to purchase 4,634 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024 and 6,865 shares of unvested restricted stock.
(11)These shares include 7,583 shares of unvested restricted stock.
(12)These shares include options to purchase 4,634 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024 and 6,865 shares of unvested restricted stock.
(13)These shares include options to purchase 16,024 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024 and 6,865 shares of unvested restricted stock.
(14)These shares include 21,680 shares held directly by Mr. Shanmugam, 26,448 shares of unvested restricted stock, 10,262 shares of unvested Performance Stock Units (PSUs), 5,000 shares of the Company's common stock held of record by SS Pharma LLC, of which Mr. Shanmugam is the sole managing member, and 832,620 shares of the Company’s common stock held of record by Esjay LLC of which Mr. Shanmugam is the sole managing member.
(15)These shares include 15,763 shares of unvested restricted stock.
(16)These shares include options to purchase 16,024 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024 and 6,865 shares of unvested restricted stock.
(17)These shares include options to purchase 4,634 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024 and 6,865 shares of unvested restricted stock.
(18)These shares include options to purchase 123,116 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024, 294,257 shares of unvested restricted stock, and 58,686 shares of unvested PSUs.
(19)These shares include options to purchase 87,914 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024, 99,473 shares of unvested restricted stock, and 15,263 shares of unvested PSUs.

(20)These shares include 26,448 shares of unvested restricted stock, 10,262 shares of unvested PSUs, and 273,226 shares of the Company’s common stock held of record by Chali Properties, LLC, of which Mr. Gassert is the managing member.
(21)These shares include options to purchase 6,752 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024, 43,959 shares of unvested restricted stock, and 10,710 shares of unvested PSUs.
(22)These shares include options to purchase 12,052 shares of the Company’s common stock currently exercisable or exercisable within 60 days of March 15, 2024, 48,803 shares of unvested restricted stock, and 12,052 shares of unvested PSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In connection with our acquisition of Novitium, we entered into employment agreements with the two executives and founders of Novitium, Muthusamy Shanmugam and Chad Gassert. Both serve as executive officers of the Company and Mr. Shanmugam was also appointed to the board of directors. Mr. Shanmugam holds an interest in Scitus Pharma Services (“Scitus”), which provides clinical research services to Novitium, SS Pharma LLC (“SS Pharma”), which acquires and supplies API to Novitium, Esjay Pharma LLC (“Esjay”), which provided research and development and facilities consulting services through September 30, 2022, and Nuray Chemical Private Limited (“Nuray”), which manufactures and supplies API to Novitium. Mr. Gassert holds an interest in Scitus. Amounts paid to these entities in the fiscal year ended December 31, 2023 are as follows: Scitus, $3,646,369; SS Pharma, $8,234,817; Esjay, $0; and Nuray, $0.
During 2023, the Company paid cash consideration to Mr. Shanmugam and Esjay, and Mr. Gassert's company Chali Properties LLC, totaling $6,684,930 and $1,903,183, respectively, for their portion of the cash consideration due to them as part of the Novitium acquisition for the achievement of the "ANDA Filing Earn-Out," as defined in the Novitium acquisition agreement.
Policies and Procedures for Related Party Transactions
Our Board has delegated to the Audit and Finance Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the Audit and Finance Committee to take an action with respect to a proposed related party transaction, our Board or another committee of the Company’s Board, may approve or ratify it. No member of the Board or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.
The Company’s policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.
Prior to entering into or amending any related party transaction, the party involved must provide notice to the Company’s finance department of the facts and circumstances of the proposed transaction, including:
•The related party’s relationship to the Company and his or her interest in the transaction;
•The material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;
•The purpose and benefits of the proposed related party transaction with respect to the Company;
•If applicable, the availability of other sources of comparable products or services; and
An assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
If the Company’s finance department determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction is submitted to the Audit and Finance Committee for its prior review and approval or ratification. In determining whether to approve or ratify a proposed related party transaction, the Audit and Finance Committee will consider, among other things, the following:
•The purpose of the transaction;
•The benefits of the transaction to the Company;
•The impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, stockholder or executive officer;
•The availability of other sources for comparable products or services;
•The terms of the transaction; and
•The terms available to unrelated third parties or to employees generally.
Related party transactions that involve $10,000 or less must be disclosed to the Audit and Finance Committee but are not required to be approved or ratified by the Audit and Finance Committee. We also produce quarterly reports to the Audit and Finance Committee of any amounts paid or payable to, or received or receivable from, any related party. These reports allow the Company to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the Audit and Finance Committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under the Company’s policy, certain related party transactions as defined under the policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the Audit and Finance Committee and will not be subject to these procedures.
OTHER MATTERS
As of the date of this Proxy Statement, there are no other matters which our management intends to present or has reason to believe others will present at the Annual Meeting. If other matters properly come before the Annual Meeting, those who act as proxies will vote in accordance with their judgment.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our named executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2023, our named executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that four of our named executive officers filed Forms 4 on April 4, 2023 for transactions which occurred on February 28, 2023 and one of our named executive officers filed a Form 4 on April 6, 2023 for a transaction which occurred on February 28, 2023.
ADDITIONAL INFORMATION
Householding
The SEC has adopted rules that permit companies and intermediaries, including brokers, banks and other nominee record holders, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those Stockholders. This process, which is commonly referred to as “householding,” is designed to reduce duplicative mailings and save significant printing and processing costs as well as natural resources.
The Company will deliver promptly to any Stockholder upon written or oral request, a separate copy of this Proxy Statement and annual report to a Stockholder at a shared address to which a single copy of the documents was delivered. A Stockholder who wishes to receive a separate copy of this Proxy Statement and annual report, now or in the future, may obtain one, without charge, by addressing a written request to ANI Pharmaceuticals, Inc., Attn: Investor Relations, 210 Main Street West, Baudette, Minnesota 56623 or calling 1-866-540-7095. Stockholders can also obtain copies of this Proxy Statement and annual report on the Company’s website or on the SEC’s website. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all Stockholders at the shared address in the future.
Annual Report
Stockholders can access electronic copies of the Company’s Annual Report for the year ended December 31, 2023, together with the other proxy materials at www.proxyvote.com. A copy of the Company’s Annual Report, including the financial statements included therein, is also available without charge by visiting the Company’s website, www.anipharmaceuticals.com, by accessing the SEC’s EDGAR filing database at www.sec.gov, or upon written request to ANI Pharmaceuticals, Inc., Attn: Investor Relations, 210 Main Street West, Baudette, Minnesota 56623.
Stockholder Proposals
Stockholder proposals submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in our proxy materials for the 2024 Annual Meeting must be received by the Company on or before December 13, 2023, unless the date of the annual meeting in 2024 is changed by more than 30 calendar days from May 21, 2024, and must satisfy the requirements of the proxy rules promulgated by the SEC.
Any other Stockholder proposals to be presented at the Company’s next annual meeting of Stockholders must be given in writing to the Company’s Secretary and received at the Company’s principal executive offices not later than

February 23, 2024, nor earlier than January 24, 2024; provided, however, that in the event that the annual meeting is not held within 30 calendar days before or after May 23, 2024, to be timely, notice by the Stockholder must be received not later than the close of business on the tenth calendar day following the date on which the first public announcement of the date of the annual meeting was made.
For a proposal to be presented at the annual meeting, the proposal must contain specific information required by the Company’s bylaws, a copy of which may be obtained by accessing the SEC’s EDGAR filing database at www.sec.gov, the Company’s website at www.anipharmaceuticals.com, or by writing to the Company’s Secretary. If a proposal is not timely and properly made in accordance with the procedures set forth in the Company’s bylaws, it will be defective and may not be brought before the meeting. If the proposal nonetheless is brought before the annual meeting and the Chair of the annual meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.
Director Nominations
In accordance with procedures set forth in the Company’s bylaws, Stockholders may propose nominees for election to the Company’s Board only after providing timely written notice to the Company’s Secretary and in accordance with the other procedures and requirements contained in the Company’s bylaws. To be timely, a Stockholder’s notice with respect to our 2024 Annual Meeting must have been delivered to or mailed and received at the Company’s principal executive offices on or before February 23, 2024, but not earlier than January 24, 2024; provided, however, that in the event that the 2024 Annual Meeting is not held within 30 days before or after May 23, 2024, to be timely, notice by the Stockholder must be received not later than the close of business on the tenth day following the date on which the first public announcement of the date of the annual meeting was made. In the case of a special meeting of Stockholders called for the purpose of electing directors, to be timely a Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the 10th day following the date on which the first public announcement of the date of the special meeting was made. Stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees under SEC Rule 14a-19 must comply with the applicable provisions of our bylaws, as well as complying with the additional requirements of SEC Rule 14a-19, including SEC Rule 14a-19(b).
The notice must set forth, among other things set forth in our bylaws:
•The nominee’s name, age, business address and residence address;
•The nominee’s principal occupation or employment;
•The class and number of shares of the Company’s capital stock which are beneficially owned by the nominee, the name of each nominee holder of shares of all stock of the Company owned beneficially but not of record by such stockholder or any associated person, the number of such shares of stock of the Company held by each such nominee holder, and any pledge with respect to any of such stock; and
•Any other information concerning the nominee required under the rules of the SEC in a proxy statement soliciting proxies for the election of directors.
Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. The Nominating and Corporate Governance Committee will consider only those Stockholder recommendations whose submissions comply with these procedural requirements. The Nominating and Corporate Governance Committee will evaluate candidates recommended by Stockholders in the same manner as those recommended by others.

By Order of the Board of Directors,

Meredith W. Cook
Senior Vice President, General Counsel and Corporate Secretary

April 5, 2024
Princeton, New Jersey

Appendix A

ANI PHARMACEUTICALS, INC. AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN
(Amended on March 28, 2024)
1.Purpose of Plan.

The purpose of the ANI Pharmaceuticals, Inc. Amended and Restated 2022 Stock Incentive Plan (this “Plan”) is to advance the interests of ANI Pharmaceuticals, Inc. (the “Company”) and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified persons to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through opportunities for equity participation in the Company, and by rewarding such individuals who contribute to the achievement of the Company’s economic objectives.
2.     Definitions.
The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1     “Board” means the Board of Directors of the Company.
2.2     “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer or their nominee.
2.3     “Cause” means “cause” as defined in any employment or other agreement or policy applicable to the Participant, or if no such agreement or policy exists, will mean (i) any crime involving dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (iv) any material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary..
2.4    “Change in Control” means an event described in Section 14.1 of the Plan; provided, however, if under an Incentive Award that is subject to Section 409A of the Code, payment or settlement is triggered by a Change in Control, such that such payment or settlement would subject the Incentive Award to taxation under Section 409A of the Code, the term Change in Control will mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such term is defined in Section 409A of the Code.
2.5    “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).
2.6    “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.
2.7    “Common Stock” means the common stock of the Company, par value $0.0001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.
2.8    “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code; provided, however, if distribution of an Incentive Award subject to Section 409A of the Code is triggered by an Eligible Recipient’s Disability, such term will mean that the Eligible Recipient is disabled as defined by Section 409A of the Code and the regulations and rulings issued thereunder.
2.9    “Effective Date” means March 28, 2024, except as to Section 4.1(a), which shall be effective if, when and to the extent approved by the Company’s stockholders at the next annual meeting of the stockholders.
2.10    “Eligible Recipients” means (a) for the purposes of granting Incentive Stock Options, all employees (including, without limitation, officers and directors who are also employees) of the Company or any

Subsidiary and (b) for the purposes of granting Non-Statutory Stock Options and other Incentive Awards, all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and any non-employee directors, consultants, advisors and independent contractors of the Company or any Subsidiary. Notwithstanding the foregoing, an Eligible Person shall also include any individual who is expected to become an employee of the Company or any Subsidiary or a non-employee director, consultant, advisor or independent contractor of the Company or any Subsidiary within a reasonable period of time after the grant of an Incentive Award (other than an Incentive Stock Option); provided that any Award granted to any such individual shall be automatically terminated and cancelled without consideration if the individual does not begin performing services for the Company or any Subsidiary within twelve (12) months after the date such Incentive Award is granted.
2.11    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.12    “Fair Market Value” means, with respect to the Common Stock, as of any date: (i) the closing sale price of the Common Stock at the end of the regular trading session, as reported by The NASDAQ Stock Market, The New York Stock Exchange, The American Stock Exchange or any national exchange on which the Common Stock is then listed or quoted (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); or (ii) if the Common Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange or, the closing sale price as of such date at the end of the regular trading session, as reported by OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith, and consistent with the definition of “fair market value” under Section 409A of the Code.
2.13    “Incentive Award” means an Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Performance Award or Stock Bonus granted to an Eligible Recipient pursuant to the Plan.
2.14“    Incentive Stock Option” means a right to purchase shares of Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.
2.15    “Non-Statutory Stock Option” means a right to purchase shares of Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.
2.16    “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
2.17    “Participant” means an Eligible Recipient who receives one or more Incentive Awards under the Plan.

2.18    “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 10 of the Plan to receive an amount of cash, a number of shares of Common Stock, or a combination of both, contingent upon achievement of specified performance objectives during a specified period. A Performance Award is also commonly referred to as a “performance unit.”

2.19    “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued to the Participant upon the grant, exercise or vesting of such Incentive Award.
2.20    “Prior Plan Restatement” means any prior amendment and restatement of ANI Pharmaceuticals, Inc. 2008 Stock Incentive Plan.
2.21    “Restricted Stock Award” means an award of shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan that are subject to restrictions on transferability and/or a risk of forfeiture.
2.22    “Retirement” means termination of employment or service at age 55 or older and completion of at least ten years of continuous service.

2.23    “Securities Act” means the Securities Act of 1933, as amended.
2.24    “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of the Plan to receive a payment from the Company, in the form of shares of Common Stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and a specified exercise price of such shares.
2.25    “Stock Bonus” means an award of shares of Common Stock granted to an Eligible Recipient pursuant to Section 11 of the Plan.
2.26    “Stock Unit Award” means a right granted to an Eligible Recipient pursuant to Section 9 of the Plan to receive the Fair Market Value of one or more shares of Common Stock, payable in cash, shares of Common Stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives. A Stock Unit Award when payable in shares of Common Stock is also commonly referred to as a “restricted stock unit.”
2.27    “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee, provided the Company has a “controlling interest” in the Subsidiary as defined in Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).
2.28    “Tax Date” means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.
3.     Plan Administration.
3.1    The Committee. The Plan will be administered by the Board or by a committee of the Board. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and who are “independent” as required by the listing standards of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted). Such a committee, if established, will act by majority approval of the members (but may also take action by the written consent of all of the members of such committee), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Board or to such a committee, if established. To the extent consistent with applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.
3.2    Authority of the Committee.
(a)     In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.
(b)    Subject to Section 3.2(d) of the Plan, the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that (i) the amended or modified terms must otherwise be permitted by the Plan as then in effect, and may not subject any Participant to taxation under Section 409A of the Code and (ii) any Participant adversely affected by such amended or modified terms must have consented to such amendment or modification.

(c)     In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other similar change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Financial Accounting Standards Board Accounting Standards Codification 225, Income Statement or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the vesting criteria (including any performance objectives) of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect, including the limitations in Section 3.2(a) and 3.2(b).

(d)    Notwithstanding any other provision of this Plan other than Section 4.3, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right in exchange for (A) cash; (B) replacement Options or Stock Appreciation Rights having a lower exercise price; or (C) other Incentive Awards; or (iii) repurchasing the underwater Options or Stock Appreciation Rights and granting new Incentive Awards under this Plan. For purposes of this Section 3.2(d), Options and Stock Appreciation Rights will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or Stock Appreciation Right.
(e)    In addition to the authority of the Committee under Section 3.2(b) of the Plan and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Incentive Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 3.2(e) of the Plan:
(i)    to reserve shares or grant Incentive Awards in excess of the limitations provided in Section 4.1 of the Plan; (ii) to effect any re-pricing in violation of Section 3.2(d) of the Plan; (iii) to grant Options or Stock Appreciation Rights having an exercise price in violation of Section 6.2 or 7.2 of the Plan, as the case may be; or (iv) for which stockholder approval would then be required pursuant to Section 422 of the Code or the rules of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted). In addition, the Committee shall have no authority to grant any Incentive Award on or after April 10, 2020 that vests or becomes exercisable earlier than twelve months after such Incentive Award was granted; provided, however, that this minimum vesting condition shall not apply to (x) any Incentive Award that is outstanding on April 9, 2020, or (y) Incentive Awards granted on or after April 10, 2020 with respect to which the aggregate number of shares issuable pursuant to such Incentive Awards do not exceed 5% of the aggregate number of shares of Common Stock reserved for issuance under the Plan as of April 10, 2020 less the sum of the number of shares of Common Stock issued under the Plan prior to April 10, 2020 and the number of shares of Common Stock underlying Incentive Awards that were outstanding as of April 10, 2020 (collectively, “Exempted Awards”).
4.    Shares Available for Issuance.
4.1    Maximum Number of Shares Available; Certain Restrictions on Awards.
(a)    Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be the sum of: (x) 4,900,000, plus up to an additional 1,610,000 subject to approval of the Company’s stockholders at the next annual meeting of the stockholders, which if approved in full will result in a new aggregate share reserve of 6,510,000; (y) the number of shares of Common Stock subject to Incentive Awards granted under any Prior Plan Restatement that remain outstanding as of the Effective Date but only to the extent that such outstanding Incentive Awards are forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock; and (z) the number of shares issued or Incentive Awards granted under the Plan in connection with the settlement, assumption or substitution of outstanding awards as a condition of the Company and/or any Subsidiary(ies) acquiring, merging or consolidating with another entity.
(b)     The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.
(c)    Subject to adjustment as described below in Section 4.2 and 4.3 below, the aggregate number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed 6,510,000 shares of Company Stock.”
(d)    Subject to adjustment as described below in Section 4.2 and 4.3 below, the maximum aggregate grant date value of shares of Common Stock subject to Incentive Awards granted to any director during any calendar year, taken together with any cash fees earned by such director for services rendered during the calendar year, shall not exceed $750,000 in total value. For purposes of this limit, the value of such Incentive Awards shall be calculated based on the grant date fair value of such Incentive Awards for financial reporting purposes. The limitation described in this paragraph shall be increased to $1,000,000 with respect to Incentive Awards made to a director during the calendar year in which the director’s initial term commences.
4.2    Accounting for Incentive Awards. Shares of Common Stock that are issued under the Plan or that are potentially issuable pursuant to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. All shares so subtracted from the amount available under the Plan with respect to an Incentive Award (other than Incentive Awards granted pursuant to Section 4.1(c)) that lapses, expires, is forfeited (including issued shares forfeited under a Restricted Stock Award) or for any reason is terminated unexercised or unvested or is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan; provided, however, that (i) any shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6.4(b) of the Plan or the tender or attestation as to ownership of Previously Acquired Shares pursuant to Section 6.4(a) of the Plan will not again become available for issuance under the Plan; (ii) the full number of shares of Common Stock subject to a Stock Appreciation Right granted that are settled by the issuance of shares of Common Stock will be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right, and will not again become available for issuance under the Plan; and (iii) shares withheld by the Company to pay the exercise price of any Incentive Award or satisfy any tax withholding obligation will not again become available for issuance under the Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Incentive Award will not increase the number of shares available for future grant of Incentive Awards. Subject to the foregoing, any shares of Common Stock related to Incentive Awards under this Plan or under any Prior Plan Restatement that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, or are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for Incentive Awards not involving shares, will be available again for grant under this Plan.
4.3    Adjustments to Shares and Incentive Awards. In the event that the Committee determines that any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar corporate transaction or change in the corporate structure or shares of the Company affects the Common Stock, such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided or made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and kind of securities or other property with respect to which Incentive Awards may be granted, (b) the number and kind of securities or property subject to outstanding Incentive Awards, and (c) the exercise price of outstanding Options and Stock Appreciation Rights or, if it deems it appropriate, the Committee may make provision for a cash payment to the holders of outstanding Incentive Awards. Notwithstanding the foregoing, no such adjustment shall be authorized with respect to any Options or Stock Appreciation Rights to the extent that such adjustment would cause the Option or Stock Appreciation Rights (determined as if such Option or Stock Appreciation Right was an Incentive Stock Option) to violate Section 424(a) of the Code or otherwise subject any Participant to taxation under Section 409A of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
5.     Participation.
Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the

Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.
6.     Options.
6.1    Grant. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under the Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).
6.2    Exercise Price. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant, provided that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant (or 110% of the Fair Market Value of one share of Common Stock on the date of grant of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, to the extent that Options are granted under the Plan as a result of the Company’s assumption or substitution of options issued by any acquired, merged or consolidated entity, the exercise price for such Options shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction.
6.3    Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant (including without limitation (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period); provided, however, that no Option may be exercisable after ten (10) years from its date of grant (five years from its date of grant in the case of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).
6.4    Payment of Exercise Price.
(a)     The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, or attestation as to ownership, of Previously Acquired Shares that are acceptable to the Committee; (iii) by a “net exercise” of the Option (as further described in paragraph (b), below); or (iv) by a combination of such methods.

(b)    In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 13.1 of the Plan.

(c)    Previously Acquired Shares tendered or covered by an attestation as payment of an Option exercise price will be valued at their Fair Market Value on the exercise date.

6.5    Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office in Baudette, Minnesota and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.
7.    Stock Appreciation Rights.
7.1    Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under the Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee will have the sole discretion to determine the form in which payment of the economic value of Stock Appreciation Rights will be made to a Participant (i.e., cash, shares of Common Stock or any combination thereof) or to consent to or disapprove the election by a Participant of the form of such payment. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).

7.2    Exercise Price. The exercise price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant. Notwithstanding the foregoing, to the extent that Stock Appreciation Rights are granted under the Plan as a result of the Company’s assumption or substitution of stock appreciation rights issued by any acquired, merged or consolidated entity, the exercise price for such Stock Appreciation Rights shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction.

7.3    Exercisability and Duration. A Stock Appreciation Right will become exercisable at such time and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its date of grant. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.5 of the Plan.

7.4    Grants in Tandem with Options. Stock Appreciation Rights may be granted alone or in addition to other Incentive Awards, or in tandem with an Option, at the time of grant of the Option. A Stock Appreciation Right granted in tandem with an Option shall cover the same number of shares of Common Stock as covered by the Option (or such lesser number as the Committee may determine), shall be exercisable at such time or times and only to the extent that the related Option is exercisable, have the same term as the Option and shall have an exercise price equal to the exercise price for the Option. Upon the exercise of a Stock Appreciation Right granted in tandem with an Option, the Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, upon exercise of an Option having a related Stock Appreciation Right, the Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Option exercise.

8.     Restricted Stock Awards.

8.1    Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.
8.2    Rights as a Stockholder; Transferability. Except as provided in Sections 8.1, 8.3, 8.4 and 15.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 8 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.
8.3    Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions.
8.4    Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificate less book-entry stock account with the Company’s transfer agent.
9.    Stock Unit Awards.
An Eligible Recipient may be granted one or more Stock Unit Awards under the Plan, and such Stock Unit Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the payment, issuance, retention and/or vesting of such Stock Unit Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.
10.    Performance Awards.
An Eligible Recipient may be granted one or more Performance Awards under the Plan, and such Performance Awards will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
11.    Stock Bonuses.
An Eligible Recipient may be granted one or more Stock Bonuses under the Plan, and such Stock Bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
12.    Effect of Termination of Employment or Other Service. The following provisions shall apply upon termination of a Participant’s employment or other service with the Company and all Subsidiaries, except to the extent that the Committee provides otherwise in an agreement evidencing an Incentive Award at the time of grant or determines pursuant to Section 12.3 of the Plan.
12.1    Termination Due to Death, Disability or Retirement. In the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death, Disability or Retirement:
(a)    All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of one year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate;
(b)    All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and
(c)    All outstanding but unpaid Stock Unit Awards, Performance Awards and Stock Bonuses then held by the Participant will be terminated and forfeited.
12.2    Termination for Reasons Other than Death, Disability or Retirement. Subject to Section 12.4 of the Plan, in the event a Participant’s employment or other service is terminated with the Company and all Subsidiaries for any reason other than death, Disability or Retirement, or a Participant is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ or service of the Company or another Subsidiary):
(a)    All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate;

(b)    All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and
(c)    All outstanding but unpaid Stock Unit Awards, Performance Awards and Stock Bonuses then held by the Participant will be terminated and forfeited.
12.3    Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 12, upon a Participant’s termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), except as provided in clause (ii), below, cause Options or Stock Appreciation Rights (or any part thereof) then held by such Participant to terminate, become or continue to become exercisable and/or remain exercisable following such termination of employment or service, and Restricted Stock Awards, Stock Unit Awards, Performance Awards or Stock Bonuses then held by such Participant to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that any such action adversely affecting any outstanding Incentive. Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 14 of the Plan).
12.4    Effects of Actions Constituting Cause. Notwithstanding anything in the Plan to the contrary, in the event that a Participant is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause as defined in Section 2.3 of the Plan, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment with the Company or any Subsidiary, all rights of the Participant under the Plan and any agreements evidencing an Incentive Award then held by the Participant shall terminate and any unvested portion of the Incentive Award be forfeited without notice of any kind.
12.5    Determination of Termination of Employment or Other Service.
(a)    The change in a Participant’s status from that of an employee of the Company or any Subsidiary to that of a non-employee consultant, director or advisor of the Company or any Subsidiary will, for purposes of the Plan, be deemed to result in a termination of such Participant’s employment with the Company and its Subsidiaries, unless the Committee otherwise determines in its sole discretion.
(b)    The change in a Participant’s status from that of a non-employee consultant, director or advisor of the Company or any Subsidiary to that of an employee of the Company or any Subsidiary will not, for purposes of the Plan, be deemed to result in a termination of such Participant’s service as a non-employee consultant, director or advisor with the Company and its Subsidiaries, and such Participant will thereafter be deemed to be an employee of the Company or its Subsidiaries until such Participant’s employment is terminated, in which event such Participant will be governed by the provisions of this Plan relating to termination of employment or service (subject to paragraph (a), above).
(c)    Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.
(d)    Notwithstanding the foregoing, if payment of an Incentive Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.
12.6    Breach of Employment, Consulting, Confidentiality or Non-Compete Agreements. Notwithstanding anything in the Plan or in any Incentive Award granted hereunder to the contrary and in addition to the rights of the Committee under Section 12.4 of the Plan, the Committee in its sole discretion may cancel, rescind, withhold or otherwise limit or restrict any Incentive Award at any time in the event that a Participant materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with the Company or any Subsidiary (including an employment, consulting, confidentiality or non-compete agreement made in connection with the grant of an Incentive Award), whether such breach occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary, to the extent disgorgement or forfeiture of the Incentive Award or any amounts received under the Incentive Award is required under a policy of the Company or any successor, or its or their subsidiaries, adopted to comply with applicable requirements of law (including Section 10D of the Securities Exchange Act of 1934, as amended) or of any applicable stock exchange..

13.    Payment of Withholding Taxes.
13.1    General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option; (b) withhold cash paid or payable or shares of Common Stock from the shares issued or otherwise issuable to the Participant in connection with an Incentive Award; or (c) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award. Shares of Common Stock issued or otherwise issuable to the Participant in connection with an Incentive Award that gives rise to the tax withholding obligation that are withheld for purposes of satisfying the Participant’s withholding or employment-related tax obligation, will be valued at their Fair Market Value on the Tax Date. No withholding will be effected under this Plan which exceeds the minimum statutory withholding requirements.
13.2    Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 13.1 of the Plan by withholding shares of Common Stock underlying an Incentive Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.
14.    Change in Control.
14.1    A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(a)    the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;
(b)    the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;
(c)    any person becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);
(d)    a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);
(e)    the Continuity Directors cease for any reason to constitute at least a majority of the Board; or
(f)    any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.
For purposes of this Section 14, “Continuity Directors” of the Company will mean any individuals who are members of the Board on the Effective Date and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).
14.2    Vesting Upon a Change in Control. For Incentive Awards granted under the Plan on or after March 24, 2022, if a Change in Control occurs prior to the date on which an Incentive Award is vested and prior to the Participant’s separation from service, if such Incentive Award remains outstanding following the Change in Control (whether by substitution with another award or otherwise), and if there is a termination of the Participant’s employment or service with the Company and any subsidiary (or any successor) without “Good Cause” or without “Cause,” (as defined in any agreement between the Participant and the Company, or if not so defined, without “Cause” as defined in the Plan), or a constructive termination, including a resignation by the Participant for “Good Reason” (as may be defined in any agreement between the Participant and the Company) at any time within the twenty-four (24) months following the Change in Control, then the following shall apply:
•All outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable;
•All Incentive Awards that are Restricted Stock Awards, Stock Unit Awards, and/or Stock Bonuses shall become fully vested; and
•For all Incentive Awards that are Performance Awards, the Committee shall determine the extent to which performance conditions are met based on actual performance achieved, in accordance with the terms of the Plan and the applicable Award Agreement.
14.3    Cash Payment.

(a)    In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the stock of the Company (a “Corporate Transaction”), each outstanding Incentive Award (including the portion of the award that is not otherwise exercisable or non-forfeitable) shall automatically lapse without the consent of any Participant, unless pursuant to the terms of such Corporate Transaction the outstanding Incentive Award is required or permitted to remain outstanding or is assumed by the surviving company (or its parent company) or replaced with an equivalent Incentive Award granted by the surviving company (or its parent company) in substitution for such outstanding Incentive Award. If an Incentive Award lapses pursuant to the preceding sentence because it was not assumed or substituted for connection with the Corporate Transaction, then (i) all the Participant’s Options and Stock Appreciation Rights shall become immediately vested and exercisable immediately prior to the consummation of the Corporate Transaction; (ii) all time-based vesting requirements on Participant’s Incentive Awards that are Restricted Stock Awards, Stock Unit Awards, and/or Stock Bonuses shall be deemed to be satisfied in full; and; and (iii) with respect to each Incentive Award that are Performance Awards, the Committee shall determine the extent to which performance conditions are met based on actual performance achieved, in accordance with the terms of the Plan and the applicable Award Agreement. After giving effect to the vesting acceleration described herein, the Committee shall either (i) allow all Participants to exercise all such Options and Stock Appreciation Rights to the extent vested and exercisable as of the consummation of such Corporate Transaction within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Incentive Awards that remain unexercised or which are not otherwise vested upon consummation of the Corporate Transaction, or (ii) cancel any or all outstanding Incentive Awards in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the Participant would have received (net of the exercise price) with respect to such vested Incentive Awards had such Options and Stock Appreciation Rights been exercised and such other vested Incentive Awards settled immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an Incentive Award lapses upon consummation of a Corporate Transaction and such award is not vested and non-forfeitable or the exercise price with respect to any outstanding Option or Stock Appreciation Right exceeds the Fair Market Value of the Common Stock immediately prior to the consummation of the Corporation Transaction, such Incentive Awards shall be cancelled without any payment to the Participant. (b) Liquidation or Dissolution of the Company. In the event of the proposed dissolution or liquidation of the Company, each Incentive Award will terminate immediately upon consummation of such proposed action, unless otherwise provided by the Committee. Any Incentive Awards that is not vested and non-forfeitable as of the consummation of such proposed action and any Options or Stock Appreciation Rights that remain unexercised upon consummation of such proposed action shall be cancelled without any payment to the Participant.
(b)    Special Provisions for Incentive Awards Subject to Section 409A of the Code. Notwithstanding the foregoing provisions of this Section 14.3, if an Incentive Award is subject to Section 409A of the Code, no payment of cash or other property shall be made with respect to such Incentive Award until the earlier of a Change in Control within the meaning of Section 409A of the Code or such time as such Incentive Award would have otherwise settled in the absence of a Corporate Transaction.
15.    Rights of Eligible Recipients and Participants; Transferability.

15.1    Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any.
Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.
15.2    Rights as a Stockholder; Dividends. As a holder of Incentive Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan or otherwise provided by the Committee, no adjustment will be made in the amount of cash payable or in the number of shares of Common Stock issuable under Incentive Awards denominated in or based on the value of shares of Common Stock as a result of cash dividends or distributions paid to holders of Common Stock prior to the payment of, or issuance of shares of Common Stock under, such Incentive Awards.
15.3    Restrictions on Transfer.
(a)    Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Incentive Award prior to the exercise (in the case of Options) or vesting or issuance (in the case of Restricted Stock Awards and Performance Awards) of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.
(b)    A Participant will be entitled to designate a beneficiary to receive an Incentive Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under the Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.
(c)    Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.
15.4    Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.
16.    Securities Law and Other Restrictions.
Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.
17.    Compliance with Section 409A.
It is intended that the Plan and all Incentive Awards hereunder be administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code (including any transition or grandfather rules relating thereto). Notwithstanding anything in this Section 17 to the contrary, with respect to any Incentive Award subject to Section 409A of the Code, no amendment to or payment under such Incentive Award will be made unless and only to the extent permitted under Section 409A of the Code.
18.    Plan Amendment, Modification and Termination.

The Board may suspend or terminate the Plan or any portion thereof at any time. In addition to the authority of the Committee to amend the Plan under Section 3.2(e) of the Plan, the Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendments to the Plan will be effective without approval of the Company’s stockholders if: (i) stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted); or (ii) such amendment seeks to increase the number of shares authorized for issuance hereunder (other than by virtue of an adjustment under Section 4.3 of the Plan) or to modify Section 3.2(d) of the Plan. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 14 of the Plan.

19.    Effective Date and Duration of the Plan.
The Plan will be effective as of the Effective Date and will terminate on on the day immediately preceding the tenth anniversary of its Effective Date, if not terminated prior to such time by Board action. No Incentive Award will be granted after termination of the Plan. Incentive Awards outstanding upon termination of the Plan may continue to be exercised, earned or become free of restrictions, according to their terms.
20.    Miscellaneous.
20.1    Dividend Equivalents. Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Incentive Award, to be credited as of dividend payment dates, during the period between the date the Incentive Award is granted and the date the Incentive Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, the Committee may not grant dividend equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation Right and further, no dividend or dividend equivalents will be paid out with respect to any unvested Incentive Awards.
20.2    Fractional Shares. No fractional shares of Common Stock will be issued or delivered under the Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid.
20.3    Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions.
20.4    Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

20.5    Construction. Wherever possible, each provision of the Plan and any agreement evidencing an Incentive Award granted under the Plan will be interpreted so that it is valid under the applicable law. If any provision of the Plan or any agreement evidencing an Incentive Award granted under the Plan is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of the Plan and the Incentive Award agreement also will continue to be valid, and the entire Plan and Incentive Award agreement will continue to be valid in other jurisdiction.

ani Pharmaceuticals, Inc.

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V41674-P09446 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**ANI PHARMACEUTICALS, INC.**

**The Board of Directors recommends you vote "FOR" the following nominees:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Thomas Haughey | ☐ | ☐ | ☐ |
| 1b. Nikhil Lalwani | ☐ | ☐ | ☐ |
| 1c. Matthew J. Leonard, R.Ph. | ☐ | ☐ | ☐ |
| 1d. Antonio R. Pera | ☐ | ☐ | ☐ |
| 1e. Muthusamy Shanmugam | ☐ | ☐ | ☐ |
| 1f. Renee P. Tannenbaum, Pharm.D. | ☐ | ☐ | ☐ |
| 1g. Jeanne A. Thoma | ☐ | ☐ | ☐ |
| 1h. Patrick D. Walsh | ☐ | ☐ | ☐ |

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| **The Board of Directors recommends you vote "FOR" proposal 2.** | | | |
| 2. To ratify the appointment of EisnerAmper LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024; | ☐ | ☐ | ☐ |
| **The Board of Directors recommends you vote "FOR" proposal 3.** | | | |
| 3. To approve the compensation of the Company's named executive officers, on an advisory basis; | ☐ | ☐ | ☐ |
| **The Board of Directors recommends you vote "FOR" proposal 4.** | | | |
| 4. To approve the Amended and Restated 2022 Stock Incentive Plan. | ☐ | ☐ | ☐ |

**NOTE:** To transact such other business that may properly come before the Annual Meeting (including adjournments or postponements).

**NOTE:** THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS CONTRADICTORY INSTRUCTIONS ARE PROPERLY GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES SET FORTH IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

**Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:**
The Notice, Proxy Statement and 2023 Annual Report on Form 10-K of ANI Pharmaceuticals, Inc. are available at www.proxyvote.com.

V41675-P09446

**Proxy Card**
**Virtual Annual Meeting of Stockholders**
**to be held May 21, 2024, 9:00 AM Eastern Time**
**ANI PHARMACEUTICALS, INC.**
**PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned acknowledge(s) receipt of a Notice of the Virtual Annual Meeting of Stockholders to be held at 9:00 AM Eastern Time, on May 21, 2024. The undersigned further hereby appoint(s) Nikhil Lalwani and Stephen P. Carey, or either of them, with power to act as proxy and attorney-in-fact and with full power of substitution and hereby authorize(s) each of them to represent and vote, as provided on the reverse side, all the voting shares of ANI Pharmaceuticals, Inc. that the undersigned is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES SET FORTH IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.**

**Continued and to be signed on reverse side.**